Exhibit 10.2

EXECUTION VERSION

BACKSTOP AGREEMENT

AMONG

MARTIN MIDSTREAM PARTNERS, L.P.,

MARTIN MIDSTREAM FINANCE CORP.,

EACH OF THE OTHER CREDIT PARTIES LISTED ON SCHEDULE 1 HERETO, AND

THE BACKSTOP PARTIES PARTY HERETO

Dated as of July 9, 2020

i

SCHEDULES

Schedule 1	Guarantors
Schedule 2	Backstop Commitments
Schedule 3	Senior Notes Claims
Schedule 4	Notice Addresses for Backstop Parties
Schedule 5	Consents

EXHIBITS

Exhibit A	Form of Akin Gump Opinions

BACKSTOP AGREEMENT

THIS BACKSTOP AGREEMENT (together with the exhibits attached hereto and as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of July 9, 2020, is made by and among:

(i)

Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), Martin Midstream Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”, and each individually, a “Co-Issuer”), and each of the guarantors of the Senior Notes (as defined below), each as of the date hereof and as set forth in Schedule 1 hereto (each such party a “Credit Party” and, collectively, together with the Issuers, the “Credit Parties” or the “Company”); and

(ii)	each of the Backstop Parties (as defined below).

Each	Credit Party and each Backstop Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Company and the Senior Notes Indenture Trustee (as defined below) are parties to the Senior Notes Indenture (as defined below), under which the Senior Notes (as defined below) were issued in the original aggregate principal amount of $250,000,000. On April 1, 2014, the Company issued additional Senior Notes in the aggregate principal amount of $150,000,000, such that the current principal amount outstanding of the Senior Notes is $400,000,000;

WHEREAS, prior to the date hereof, the Parties have negotiated the terms of the Transaction (as defined below) in good faith and at arm’s length, as set forth and as specified in (i) the Restructuring Support Agreement (the “Restructuring Support Agreement”), dated as of June 25, 2020, entered into by and among the Credit Parties, Martin Midstream GP LLC, a Delaware limited liability company (the “General Partner”), and certain Consenting Senior Noteholders (as defined below) party thereto, and filed with the SEC (as defined below) on Form 8-K on June 26, 2020, as it may be amended from time to time, (ii) the terms and conditions summarized in the transaction term sheet attached to the Restructuring Support Agreement (the “Transaction Term Sheet”) and (iii) the offering memorandum, dated as of the date hereof (including any amendment or supplement thereto consented to by the Requisite Backstop Parties (as defined below)) (together with the SEC Documents (as defined below), the “Offering Memorandum”), used in connection with the Exchange Offer and Consent Solicitation and the Rights Offering for the New 1.5 Lien Notes (each as defined below);

WHEREAS, the Transaction will be effectuated through: (i) an exchange offer (the “Exchange Offer”) conducted by the Credit Parties for any and all of the Senior Notes for certain consideration described in the Transaction Term Sheet and a related consent solicitation to remove substantially all of the covenants in the Senior Notes Indenture (together, the “Exchange Offer and Consent Solicitation”), and (ii) the issuance of certain New 1.5 Lien Notes by the Issuers to each of the Backstop Parties pursuant to the Rights Offering and the Backstop Commitment (as defined below), each on the terms described herein and in the Transaction Term Sheet (such transactions collectively referred to herein as the “Transaction”);

WHEREAS, the Company intends to implement the Transaction by either (i) undertaking a restructuring of certain of the Company’s debt obligations effectuated through an out-of-court transaction (an “Out-of-Court Restructuring”) or (ii) commencing voluntary cases under chapter 11 of the Bankruptcy Code (an “In-Court Restructuring” and, the cases commenced, the “Chapter 11 Cases”);

WHEREAS, in connection with the Transaction and pursuant to this Agreement, and in accordance with the Offering Memorandum, the Credit Parties will conduct a rights offering for the Rights Offering Notes (as defined below); and

WHEREAS, subject to the terms and conditions contained in this Agreement, each Backstop Party has agreed to purchase (on a several and not joint basis) its Backstop Commitment Percentage of the Unsubscribed New 1.5 Lien Notes, if any.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules attached hereto), the following terms shall have the respective meanings specified therefor below:

“Advisors” means Skadden, Arps, Slate, Meagher & Flom LLP, in its capacity as legal advisor to the Backstop Parties.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Related Funds of such Person); provided, that for purposes of this Agreement, no Backstop Party shall be deemed an Affiliate of the Credit Parties or any of their Subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agent” means Royal Bank of Canada, in its capacity as administrative agent under the Credit Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Available New 1.5 Lien Notes” means the Unsubscribed New 1.5 Lien Notes that any Backstop Party fails to purchase as a result of a Backstop Party Default by such Backstop Party.

“Backstop Amount” has the meaning set forth in Section 2.4(a)(iv) hereof.

“Backstop Commitment” has the meaning set forth in Section 2.2(b) hereof.

“Backstop Commitment Percentage” means, with respect to any Backstop Party, such Backstop Party’s percentage of the Backstop Commitment as set forth adjacent to such Backstop Party’s name under the column titled “Backstop Commitment Percentage” on Schedule 2 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement). Any reference to “Backstop Commitment Percentage” in this Agreement means the Backstop Commitment Percentage in effect at the time of the relevant determination.

“Backstop Party” means each holder of a Backstop Commitment that is party to this Agreement, subject to the replacement of such party in the event of a Backstop Party Default.

“Backstop Party Default” means (x) any Backstop Party that fails to (i) fully exercise all of its Subscription Rights pursuant to and in accordance with the Rights Offering in accordance with Section 2.2(a) hereof or (ii) deliver and pay the aggregate Purchase Price for such Backstop Party’s Backstop Commitment Percentage of any Unsubscribed New 1.5 Lien Notes by the Closing Date in accordance with Section 2.4(b) hereof or (y) any Backstop Party that denies or disaffirms such Backstop Party’s obligations in writing (electronic or otherwise) pursuant to Section 2.2(a) or Section 2.4 hereof.

“Backstop Party Replacement” has the meaning set forth in Section 2.3(a) hereof.

“Backstop Party Replacement Period” has the meaning set forth in Section 2.3(a) hereof.

“Backstop Party Withdrawal Replacement” has the meaning set forth in Section 9.5(b) hereof.

“Backstop Party Withdrawal Replacement Period” has the meaning set forth in Section 9.5(b) hereof.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended from time to time).

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York or Texas.

“Cash Tender Offer” means the cash tender offer to purchase up to $77 million in aggregate principal amount of Senior Notes, which is taking place substantially concurrently with the Exchange Offer.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Chosen Court” means (i) before the commencement of a Chapter 11 Case, federal or state courts located in the City of Houston, Texas and (ii) after commencement of the Chapter 11 Cases, the Bankruptcy Court.

“Claim” has the meaning ascribed to it in Bankruptcy Code section 101(5).

“Closing” has the meaning set forth in Section 2.5(a) hereof.

“Closing Date” has the meaning set forth in Section 2.5(a) hereof.

“Co-Issuer” has the meaning set forth in the Preamble.

“Code” has the meaning set forth in Section 3.3.

“Collateral” means “Collateral” as defined in the Credit Agreement, together with any additional assets securing the First Lien Claims.

“Collateral Agent” means U.S. Bank National Association, as Collateral Agent under the New 1.5 Lien Notes Indenture.

“Commitment Premium” has the meaning set forth in Section 3.1 hereof.

“Commitment Premium Amount” means the principal amount of New 1.5 Lien Notes as set forth opposite such Backstop Party’s name on Schedule 2.

“Company” has the meaning set forth in the Preamble.

“Confirmation Order” means an order of the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129.

“Consent Solicitation” has the meaning set forth in the Recitals.

“Consenting Senior Noteholders” means holders of Senior Notes Claims that have executed, or caused their respective investment advisors, sub-advisors, or managers to execute, the Restructuring Support Agreement or a joinder thereto.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto.

“Credit Agreement” means that certain asset-based revolving loan facility credit agreement, dated as of March 28, 2013 (as amended, restated, supplemented, or otherwise modified from time to time), among Martin Operating Partnership L.P., the Partnership, and certain subsidiaries of the Company as borrowers and guarantors from time to time party thereto, the Agent and the banks and financial institutions from time to time party thereto as lenders.

“Credit Agreement Amendment” means that Eleventh Amendment to the Credit Agreement dated as of July 8, 2020.

“Credit Parties” has the meaning set forth in the Preamble.

“Defaulting Backstop Party” means the applicable defaulting Backstop Party in respect of a Backstop Party Default that is continuing.

“Definitive Documents” means, collectively, each of the documents set forth in Sections 7.1(n)(i) and 7.1(n)(ii) of this Agreement.

“Delaware LLC Act” has the meaning set forth in Section 4.2(c).

“Delaware LP Act” has the meaning set for the in Section 4.2(a).

“Disclosure Statement” means the disclosure statement with respect to the Plan.

“DTC” means The Depository Trust Company.

“Early Participation Date” has the meaning set forth in the Offering Memorandum.

“Employee Benefit Plan” has the meaning set forth in Section 4.20.

“Environmental Laws” has the meaning set forth in Section 4.18.

“Equity Interests” means all shares of capital stock, common or preferred equity or other equity interests, and any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the same.

“ERISA” has the meaning set forth in Section 4.20.

“ERISA Affiliate” has the meaning set forth in Section 4.20.

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Offer” has the meaning set forth in the Recitals.

“Exchange Offer and Consent Solicitation” has the meaning set forth in the Recitals.

“Existing Instrument” has the meaning set forth in Section 4.7.

“FCPA” has the meaning set forth in Section 4.21(b) hereof.

“Fiduciary Out Termination” has the meaning set forth in Section 3.3.

“Finance Corp.” has the meaning set forth in the Preamble.

“First Day Pleadings” means the first day motions and related pleadings that the Credit Parties file upon the commencement of the Chapter 11 Cases.

“First Lien Claims” means any Claim on account of any “Obligations” (as defined in the Credit Agreement).

“Funding Amount” has the meaning set forth in Section 2.4(a)(iv) hereof.

“Funding Commitment” has the meaning set forth in Section 2.2(b) hereof.

“Funding Notice” has the meaning set forth in Section 2.4(a) hereof.

“GAAP” has the meaning set forth in Section 4.35 hereof.

“General Partner” has the meaning set forth in the Preamble.

“General Partner LLC Agreement” has the meaning set forth in Section 4.4(e).

“Guarantees” means the unconditional guarantees on a senior secured basis, as to principal, premium, if any, and interest provided by the Credit Parties in connection to the New 1.5 Lien Notes.

“Guarantors” means the Credit Parties (other than the Issuers), each of which is a guarantor of the New 1.5 Lien Notes.

“Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court or tribunal of competent jurisdiction (including any branch, department or official thereof).

“In-Court Restructuring” has the meaning set forth in the Recitals.

“Indemnified Claim” has the meaning set forth in Section 8.2 hereof.

“Indemnified Person” has the meaning set forth in Section 8.1 hereof.

“Indemnifying Party” has the meaning set forth in Section 8.1 hereof.

“Institutional Accredited Investor” means an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3), and (7) of Regulation D of the Securities Act.

“Intellectual Property” has the meaning set forth in Section 4.33 hereof.

“Intercreditor Agreement” means an intercreditor agreement governing the relationship among the holders of the First Lien Claims, the New 1.5 Lien Notes and the New Second Lien Notes, in form and substance satisfactory to the Required Consenting Senior Noteholders, to be dated on or before the Closing Date.

“Investment Company Act” has the meaning set forth in Section 4.13.

“Issuers” has the meaning set forth in the Preamble.

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Legend” has the meaning set forth in Section 6.6 hereof.

“Losses” has the meaning set forth in Section 8.1 hereof.

“Material Adverse Effect” has the meaning set forth in Section 4.2(a) hereof.

“New 1.5 Lien Notes” means those senior secured 1.5 lien notes to be issued by the Issuers in connection with the Exchange Offer or the Plan, as applicable, and having the terms set forth in the Transaction Term Sheet.

“New 1.5 Lien Notes Documents” means any documentation governing the New 1.5 Lien Notes, which shall include the New 1.5 Lien Notes Indenture, the Intercreditor Agreement, and security documents (including a master consent to assignment consistent with the Master Consent to Assignment (as defined in the Credit Agreement)) consistent with the Transaction Term Sheet and in form and substance acceptable to the Required Consenting Senior Noteholders.

“New 1.5 Lien Notes Indenture” means the indenture for the New 1.5 Lien Notes, to be dated as of the Closing Date, among the Issuers, the Guarantors, the Trustee and the Collateral Agent, on terms consistent with the Transaction Term Sheet and in form and substance acceptable to the Required Consenting Senior Noteholders.

“New Second Lien Notes” means those senior secured lien notes to be issued by the Issuers in connection with the Exchange Offer or the Plan, as applicable, and having the terms set forth in the Transaction Term Sheet.

“New Second Lien Notes Documents” means any documentation governing the New Second Lien Notes, which shall include the New Second Lien Notes Indenture, the Intercreditor Agreement, and security documents (including a master consent to assignment consistent with the Master Consent to Assignment (as defined in the Credit Agreement)) consistent with the Transaction Term Sheet and in form and substance acceptable to the Required Consenting Senior Noteholders.

“New Second Lien Notes Indenture” means the indenture for the New Second Lien Notes, to be dated as of the Closing Date, by the Issuers, the Guarantors, the Trustee and the Collateral Agent, on terms consistent with the Transaction Term Sheet and in form and substance acceptable to the Required Consenting Senior Noteholders.

“OFAC” has the meaning set forth in Section 4.21(a) hereof.

“Offering Memorandum” has the meaning set forth in the Recitals.

“Operating GP” means Martin Operating GP LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership, which is the sole general partner of the Operating Partnership.

“Operating GP Agreement” has the meaning set forth in Section 4.2(f).

“Operating Partnership” means Martin Operating Partnership L.P. a Delaware partnership.

“Operating Partnership Agreement” has the meaning set forth in Section 4.2(g).

“Operative Agreements” has the meaning set forth in Section 4.4(e).

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Out-of-Court Restructuring” has the meaning set forth in the Recitals.

“Outside Date” has the meaning set forth in Section 9.4(d) hereof.

“Participating Rights Holders” has the meaning set forth in the Offering Memorandum.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” has the meaning set forth in Section 4.2(e).

“Party” has the meaning set forth in the Preamble.

“Permitted Liens” means liens, encumbrances and/or security interests granted by any Credit Party to any lender, named in the Credit Agreement.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Plan” means the Joint Prepackaged Plan of Reorganization of Martin Midstream Partners L.P. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code attached to the Restructuring Support Agreement (as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms of the Restructuring Support Agreement, and including any exhibits and schedules thereto.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Credit Parties with the Bankruptcy Court.

“Purchase Price” shall be $1,000 in principal amount of New 1.5 Lien Notes per each $1,000 principal amount of the Senior Notes validly tendered at or prior to the Expiration Date (as defined in the Transaction Term Sheet) and accepted for exchange.

“QIB” has the meaning set forth in Section 5.6.

“Redbird” means Redbird Gas Storage LLC, a Delaware limited liability company.

“Redbird Agreement” has the meaning set forth in Section 4.2(h).

“Regulation D” has the meaning set forth in Section 4.23.

“Regulation S” has the meaning set forth in Section 4.25.

“Related Fund” means (i) any investment funds or other entities who are advised by the same investment advisor and (ii) any investment advisor with respect to an investment fund or entity it advises.

“Related Party” means, with respect to any Person, (i) any current director, officer, agent, Representative, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any current director, officer, agent, Representative, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing, in each case solely in their respective capacity as such.

“Related Purchaser” means, with respect to any Backstop Party, a creditworthy Affiliate or Related Fund of such Backstop Party, as applicable, that is a QIB or Institutional Accredited Investor.

“Replacement Backstop Parties” has the meaning set forth in Section 2.3(a) hereof.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Required Consenting Senior Noteholders” means Consenting Senior Noteholders holding at least a majority of the aggregate outstanding principal amount of the Senior Notes Claims that are held by Consenting Senior Noteholders.

“Requisite Backstop Parties” means the Backstop Parties holding at least a majority of the aggregate Backstop Commitments, as of the date on which the consent or approval is solicited; provided, however, that the votes and commitments of any Defaulting Backstop Party shall be excluded from the calculation of Backstop Commitment Percentages for purposes of this definition.

“Restructuring Support Agreement” has the meaning set forth in the Recitals.

“Rights Offering” means the rights offering for New 1.5 Lien Notes pursuant to the Offering Memorandum.

“Rights Offering Amount” means an amount equal to $50.0 million in cash.

“Rights Offering Funding Date” has the meaning set forth in the Offering Memorandum.

“Rights Offering Notes” means the New 1.5 Lien Notes (including all Unsubscribed New 1.5 Lien Notes purchased by the Backstop Parties pursuant to this Agreement) issued pursuant to the Rights Offering and in accordance with the Offering Memorandum.

“Rights Offering Participants” means those Persons who duly subscribe for Rights Offering Notes (including funding the applicable Purchase Price thereof) in accordance with the Offering Memorandum.

“Rights Offering Subscription Agent” means Epiq, or another subscription agent appointed by the Credit Parties and reasonably satisfactory to the Requisite Backstop Parties.

“Sanctions” means any economic or financial sanctions imposed, administered or enforced by the United States (including the U.S. Department of State and the Office of Foreign Assets Control of the U.S. Department of the Treasury), the European Union or any of its member states, the United Nations Security Council or the United Kingdom (including the Office of Financial Sanctions Implementation of Her Majesty’s Treasury).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.17 hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.34 hereof.

“Section 4(a)(2)” means Section 4(a)(2) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means security documentation in form and substance consistent with the security documentation entered into by the Credit Parties or their Affiliates to secure (and perfect the liens securing) the First Lien Claims, together with a master consent to collateral assignment consistent with the Master Consent to Collateral Assignment (as defined in the Credit Agreement) and any other agreements or instruments granting or perfecting a lien on the Collateral in favor of the Collateral Agent for the benefit of itself, the Trustee and the holders of the New 1.5 Lien Notes.

“Senior Noteholders” means any holders of Senior Notes Claims.

“Senior Notes” means the $364,456,000 in aggregate principal amount outstanding of 7.25% Senior Notes due 2021, issued by the Issuers pursuant to the Senior Notes Indenture.

“Senior Notes Claims” means any Claims arising under or related to the Senior Notes Indenture.

“Senior Notes Indenture” means that certain indenture, dated February 11, 2013 (as amended, modified, or otherwise supplemented from time to time), by and among the Issuers, each of the guarantors named therein and the Senior Notes Indenture Trustee.

“Senior Notes Indenture Trustee” means Wells Fargo Bank, National Association, in its capacity as trustee under the Senior Notes Indenture.

“Senior Notes Supplemental Indenture” means the supplemental indenture to amend the Senior Notes Indenture to eliminate substantially all of the restrictive covenants and certain events of default, by and among the Issuers, each of the guarantors named therein and the Senior Notes Indenture Trustee.

“Settlement Date” has the meaning set forth in the Offering Memorandum.

“Significant Terms” means, collectively, (i) the definitions of “Purchase Price,” “Requisite Backstop Parties,” and “Significant Terms” and (ii) the terms of Section 2.1, Section 2.2, Section 2.3, Section 2.4, Article III, Article VIII, Section 9.5, and Section 10.7 hereof.

“Solicitation Materials” means all solicitation materials in respect of the Plan.

“Statehouse Investors” means Statehouse Investor I, L.P. and Statehouse Investor II, L.P.

“Subscription Account” has the meaning set forth in Section 2.4(a)(vi) hereof.

“Subscription Amount” has the meaning set forth in Section 2.4(a)(ii) hereof.

“Subscription Commitment” has the meaning set forth in Section 2.2(a) hereof.

“Subscription Rights” means those certain rights to purchase the Rights Offering Notes at the Purchase Price, which the Credit Parties will issue to the holders of Senior Notes Claims pursuant to the Rights Offering.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary or Affiliate), (i) owns, directly or indirectly, more than fifty percent (50%) of the stock or other Equity Interests, (ii) has the power to elect a majority of the board of directors or similar governing body thereof or (iii) has the power to direct, or otherwise control, the business and policies thereof.

“Taxes” means all taxes, assessments, duties, levies or other similar mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other similar mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

“Transaction” has the meaning set forth in the Recitals.

“Transaction Agreements” means this Agreement, the Restructuring Support Agreement (including the Transaction Term Sheet and other exhibits attached thereto), the Definitive Documents and any such other documentation, agreements or supplements referred to herein or therein.

“Transaction Term Sheet” has the meaning set forth in the Recitals.

“Transfer” means sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in) a Backstop Commitment, a Subscription Right or a Senior Notes Claim, or the act of any of the aforementioned actions.

“Trustee” means the Trustee appointed under the New 1.5 Lien Notes Indenture.

“Unused Rights Offering Amount” means, in the event less than $50.0 million of the Rights Offering Amount is utilized in the Exchange Offer and Cash Tender Offer, each Rights Offering Participant’s (including each Backstop Party’s) pro rata share of an amount in cash equal to 85% of the difference between (A) $50.0 million and (B) the amount of the Rights Offering Amount actually utilized.

“Unsubscribed New 1.5 Lien Notes” means the Rights Offering Notes that have not been duly purchased by Participating Rights Holders in the Rights Offering.

“Withdrawal Replacement Backstop Parties” has the meaning set forth in Section 9.5(b) hereof.

“Withdrawing Backstop Party” has the meaning set forth in Section 9.5(b) hereof.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(e) the word “or” (when not preceded by the word “either”) has the inclusive meaning “and/or;”

(f) the term “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(g) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(h) references to “day” or “days” are references to calendar days;

(i) references to “the date hereof” means the date of this Agreement;

(j) unless otherwise specified, references to a statute means such statute as amended from time to time, and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(k) references to “dollars” or “$” are references to United States of America dollars.

ARTICLE II

BACKSTOP COMMITMENTS

Section 2.1 The Rights Offering. On and subject to the terms and conditions hereof, the Credit Parties shall conduct the Rights Offering pursuant to, and in accordance with, the Offering Memorandum, this Agreement, and the Restructuring Support Agreement, including the Transaction Term Sheet.

Section 2.2 The Subscription Commitment and Backstop Commitment.

(a) On and subject to the terms and conditions hereof, each Backstop Party agrees, severally and not jointly, (i) to validly tender (and to not validly withdraw), and to cause its Affiliates to validly tender (and to not validly withdraw), all of their respective Senior Notes for exchange in the Exchange Offer on or prior to the Early Participation Date pursuant to Option 3 (as defined in the Offering Memorandum), (ii) to fully exercise, and to cause its Affiliates to fully exercise, all Subscription Rights that are properly issued to it or its Affiliates, respectively, in connection with the tenders of the Senior Notes, pursuant to the Rights Offering on or prior to the Early Participation Date, and (iii) to duly purchase, and to cause its Affiliates to duly purchase, on the Closing Date, all Rights Offering Notes issuable to it or its Affiliates, respectively, on account of its or its Affiliates’ Senior Notes Claims listed in the sub-column “For Backstop Purposes” under column “Senior Notes Claims” on Schedule 3, pursuant to such exercise at the Purchase Price, in accordance with the Offering Memorandum (the “Subscription Commitment”).

(b) On and subject to the terms and conditions hereof, each Backstop Party agrees, severally and not jointly, to purchase, and the Issuers agree to sell to such Backstop Party, on the Closing Date (as defined below) for the Purchase Price as adjusted to take into account the Commitment Premium paid in-kind pursuant to Section 3.2, the principal amount of Unsubscribed New 1.5 Lien Notes equal to such Backstop Party’s Backstop Commitment Percentage multiplied by the aggregate principal amount of Unsubscribed New 1.5 Lien Notes, rounded among the Backstop Parties solely to avoid fractional notes, as the Backstop Parties may determine in their sole discretion. The obligations of the Backstop Parties to purchase such Unsubscribed New 1.5 Lien Notes as described in this Section 2.2(b) and set forth on Schedule 2 shall be referred to as the “Backstop Commitment” and, together with the Subscription Commitment, the “Funding Commitment.”

Section 2.3 Backstop Party Default.

(a) With respect to the Rights Offering, during the two (2) Business Day period after receipt of written notice from the Credit Parties to all Backstop Parties of a Backstop Party Default, which notice shall be given to all Backstop Parties promptly following the Credit Parties becoming aware of the occurrence of such Backstop Party Default (such two (2) Business Day period, the “Backstop Party Replacement Period”), the Backstop Parties (other than any Defaulting Backstop Party) shall have the right, but not the obligation, to make arrangements for one or more of the Backstop Parties (other than any Defaulting Backstop Party) to purchase all or any portion of the Available New 1.5 Lien Notes (such purchase, a “Backstop Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the non-defaulting Backstop Parties electing to purchase all or any portion of the Available New 1.5 Lien Notes (such Backstop Parties, the “Replacement Backstop Parties”). Any such Available New 1.5 Lien Notes purchased by a Replacement Backstop Party shall be included, among other things, in the determination of (x) the Unsubscribed New 1.5 Lien Notes to be purchased by such Replacement Backstop Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Replacement Backstop Party for all purposes hereunder and (z) the Backstop Commitment of such Replacement Backstop Party for purposes of the definition of the “Requisite Backstop Parties.” If a Backstop Party Default occurs, the Outside Date (as defined below) shall be delayed only to the extent necessary to allow for the Backstop Party Replacement to be completed within the Backstop Party Replacement Period. Schedule 2 shall be revised as necessary without requiring a written instrument signed by the Credit Parties and the Requisite Backstop Parties to reflect conforming changes in the composition of the Backstop Parties and Backstop Commitment Percentages as a result of any Backstop Party Replacement in compliance with this Section 2.3(a).

(b) Notwithstanding anything in this Agreement to the contrary, if a Backstop Party is a Defaulting Backstop Party, it shall not be entitled to any of the Commitment Premium (as defined below) applicable solely to such Defaulting Backstop Party provided, or to be provided, under or in connection with this Agreement.

(c) Nothing in this Agreement shall be deemed to require a Backstop Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed New 1.5 Lien Notes.

(d) For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.6 hereof, but subject to Section 10.10 hereof, no provision of this Agreement shall relieve any Defaulting Backstop Party from any liability hereunder, or limit the availability of the remedies set forth in Section 10.9 hereof, in connection with a Defaulting Backstop Party’s Backstop Party Default, under this Article II or otherwise.

Section 2.4 Funding.

(a) No later than 9:00 a.m., New York City time, on the second (2nd) Business Day following the Rights Offering Funding Date, the Rights Offering Subscription Agent shall deliver to each Backstop Party a written notice (the “Funding Notice”) of:

(i) the principal amount of Rights Offering Notes elected to be purchased by the Rights Offering Participants and the aggregate Purchase Price therefor;

(ii) the principal amount of Rights Offering Notes (excluding any Unsubscribed New 1.5 Lien Notes) to be issued and sold by the Issuers to such Backstop Party and the aggregate Purchase Price therefor (as it relates to each Backstop Party, such Backstop Party’s “Subscription Amount”);

(iii) the aggregate principal amount of Unsubscribed New 1.5 Lien Notes, if any, and the aggregate Purchase Price required for the purchase thereof;

(iv) the principal amount of Unsubscribed New 1.5 Lien Notes (based upon such Backstop Party’s Backstop Commitment Percentage) to be issued and sold by the Issuers to such Backstop Party and the aggregate Purchase Price therefor (as it relates to each Backstop Party, such Backstop Party’s “Backstop Amount” and, together with the Subscription Amount, the “Funding Amount”);

(v) the principal amount of New 1.5 Lien Notes paid as Commitment Premium pursuant to Section 3.2;

(vi) the account information (including wiring instructions) for the account to which such Backstop Party shall deliver and pay the Funding Amount (the “Subscription Account”).

The Credit Parties shall promptly direct the Rights Offering Subscription Agent to provide any written backup, information and documentation relating to the information contained in the Funding Notice as any Backstop Party may reasonably request.

(b) Three (3) Business Days prior to the Closing Date, each Backstop Party shall deliver and pay its Backstop Amount by wire transfer in immediately available funds in U.S. dollars into the Subscription Account in satisfaction of such Backstop Party’s Backstop Commitment.

Section 2.5 Closing.

(a) Subject to the satisfaction or waiver in accordance with this Agreement of the conditions set forth in Article VII (other than conditions that by their terms are to be satisfied at the Closing), unless otherwise mutually agreed in writing between the Credit Parties and the Requisite Backstop Parties, the closing of the Backstop Commitments (the “Closing”) shall take place via electronic mail in portable document format (.pdf) on the Settlement Date. The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) At the Closing, the Issuers will (i) issue the New 1.5 Lien Notes to each Backstop Party (or to its designee in accordance with Section 2.7 hereof) against payment of such Backstop Party’s Backstop Amount, in satisfaction of such Backstop Party’s Backstop Commitment and (ii) deliver and pay to each of the Backstop Parties its Unused Rights Offering Amount, if any, in satisfaction of such Backstop Parties’ Senior Notes. The New 1.5 Lien Notes will be delivered and any Unused Rights Offering Amount will be paid pursuant to this Section 2.5(b) and Section 3.1 into the account of the applicable Backstop Party through the facilities of DTC; provided, however, that to the extent DTC does not permit the New 1.5 Lien Notes to be deposited through its facilities, such securities will be delivered, at the option of the Backstop Party, in book-entry form on the register of the Trustee or in the form of physical notes to the account of the Backstop Parties. Notwithstanding anything to the contrary in this Agreement, all New 1.5 Lien Notes will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Credit Parties.

Section 2.6 No Transfer of Backstop Commitments.

(a) Except as expressly set forth in Section 2.6(b) hereof, no Backstop Party (or any permitted transferee thereof) may Transfer all or any portion of its Backstop Commitment to any other Person, including, for the avoidance of doubt, the Credit Parties or any of the Credit Parties’ Affiliates.

(b) Each Backstop Party may Transfer all or any portion of its Backstop Commitment to any other Backstop Party that is not a Defaulting Backstop Party. In the event of a Transfer in accordance with this Section 2.6(b), such transferring Backstop Party shall have no liability under this Agreement arising solely from or related to the failure of such transferee Backstop Party to comply with the terms of this Agreement on or after the effective date of such Transfer and shall have no further obligations under this Agreement as of the effective date of such Transfer with respect to such Backstop Commitment.

(c) Any Transfer of Backstop Commitments made (or attempted to be made) in violation of this Agreement shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Parties or any Backstop Party, and shall not create (or be deemed to create) any obligation or liability of any other Backstop Party or any Credit Party to the purported transferee or limit, alter or impair any agreements, covenants, or obligations of the proposed transferor under this Agreement. After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of any Backstop Party (or any permitted transferee thereof) to Transfer any of the New 1.5 Lien Notes or any interest therein.

Section 2.7 Designation Rights. Each Backstop Party shall have the right to designate by written notice to the Credit Parties no later than two (2) Business Days prior to the Closing Date that some or all of the Unsubscribed New 1.5 Lien Notes and Rights Offering Notes that it is obligated to purchase hereunder be issued in the name of, and delivered to a Related Purchaser of such Backstop Party upon receipt by the Credit Parties of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Credit Parties and signed by such Backstop Party and each such Related Purchaser, (ii) specify the principal amount of Unsubscribed New 1.5 Lien Notes and Rights Offering Notes to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Sections 5.4 through 5.6 hereof as applied to such Related Purchaser; provided, that no such designation pursuant to this Section 2.7 shall relieve such Backstop Party from its obligations under this Agreement.

Section 2.8 Notification of Aggregate Principal Amount of Exercised Subscription Rights. Upon request from (i) the Requisite Backstop Parties or (ii) the Advisors, from time to time prior to the Early Participation Date, the Credit Parties shall reasonably promptly notify, or cause the Rights Offering Subscription Agent to reasonably promptly notify, the Backstop Parties of the aggregate principal amount of Subscription Rights known by the Credit Parties or the Rights Offering Subscription Agent to have been exercised pursuant to the Rights Offering as of the most recent practicable time of such request.

Section 2.9 Rights Offering. In the case of an Out-of-Court Restructuring, the Rights Offering shall be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2), in accordance with the Offering Memorandum, or another available exemption from registration under the Securities Act. In the case of an In-Court Restructuring, the Rights Offering shall be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 1145 of the Bankruptcy Code, in accordance with the Plan, or another available exemption from registration under the Securities Act.

ARTICLE III

COMMITMENT PREMIUM

Section 3.1 The Commitment Premium Payable by the Credit Parties. Subject to Section 3.2 hereof, as consideration for the Backstop Commitments and the other agreements of the Backstop Parties in this Agreement, the Credit Parties shall pay or cause to be paid a nonrefundable aggregate premium to each of the Backstop Parties of New 1.5 Lien Notes as set forth on Schedule 2 (the “Commitment Premium”). Unless a Fiduciary Out Termination has occurred, the Commitment Premium shall be payable in-kind in additional New 1.5 Lien Notes in accordance with Section 2.5(b) and Section 3.2 hereof to the Backstop Parties (including any Replacement Backstop Party designated under Section 2.3(a) hereof, but excluding any Defaulting Backstop Party) or their Related Purchasers on the Closing Date. In the event a Fiduciary Out Termination has occurred, the Credit Parties shall pay or cause to be paid to each of the Backstop Parties of New 1.5 Lien Notes, the Commitment Premium in cash. The provisions for the payment of the applicable Commitment Premium, and the indemnification provided herein, are an integral part of the Transaction contemplated by this Agreement, and without these provisions the Backstop Parties would not have entered into this Agreement.

Section 3.2 Payment of the Commitment Premium. The Commitment Premium became fully earned and nonrefundable as of the execution of this Agreement and shall be paid by the Credit Parties, free and clear of any withholding or deduction for any applicable Taxes, on the Closing Date as set forth above. For the avoidance of doubt, to the extent payable in accordance with the terms of this Agreement, the Commitment Premium will be payable regardless of the amount of Unsubscribed New 1.5 Lien Notes (if any). The Credit Parties shall satisfy their obligation to pay the applicable Commitment Premium on the Closing Date by issuing an additional principal amount of New 1.5 Lien Notes (rounding down to the nearest minimum denomination to avoid fractional notes) to each Backstop Party (or its Related Purchaser) equal to such Backstop Party’s Commitment Premium Amount or, in the event of a Fiduciary Out Termination by making a cash payment within three (3) Business Days.

Section 3.3 Tax Treatment. For U.S. federal income tax purposes, the Credit Parties and the Backstop Parties agree to treat the payment of the Commitment Premium as a reduction in the aggregate “issue price” (as determined pursuant to Section 1273(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to the New 1.5 Lien Notes issued to each of the Backstop Parties by the Issuers on the Closing Date, resulting in “original issue discount” (as defined in Section 1273(a)(1) of the Code) on the New 1.5 Lien Notes unless (i) this Agreement is terminated pursuant to Section 10.14(a) hereof, or (ii) the Restructuring Support Agreement is terminated pursuant to Section 13.02(b) thereof (each, a “Fiduciary Out Termination”). If (x) a Fiduciary Out Termination occurs and (y) the New 1.5 Lien Notes would have been acquired as capital assets in the hands of the Backstop Parties, as determined by the Backstop Parties in their sole discretion, then the Credit Parties and the Backstop Parties agree, with respect to the Backstop Parties, to treat the payment of the Commitment Premium in cash to each of the Backstop Parties as gain described in Section 1234A of the Code. The Credit Parties and the Backstop Parties shall file all Tax returns consistent with, and take no position inconsistent with, the applicable treatment described in this Section 3.3 (whether in audits, Tax returns or otherwise) unless (i) there is a change in applicable Law, or (ii) required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Issuers shall include the following legend on any New 1.5 Lien Notes issued pursuant to the New 1.5 Lien Notes Indenture (in substantially similar form): “THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THE NOTES BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE ISSUERS AT THE FOLLOWING ADDRESS: 4200 B STONE ROAD, KILGORE, TEXAS 75662, ATTENTION: CHIEF FINANCIAL OFFICER.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

Each of the Credit Parties, jointly and severally, hereby represents and warrants to the Backstop Parties as set forth below.

Section 4.1 Offering Memorandum. The Offering Memorandum will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.2 Organization, Qualification, and Ownership.

(a) Each of the Partnership and the Operating Partnership has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), with full partnership power and authority to own or lease and operate its properties and to conduct its business as presently conducted and as described in the Offering Memorandum, in each case in all material respects. Each of the Partnership and the Operating Partnership is duly registered or qualified as a foreign limited partnership for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it at the Closing Date or the nature or location of the properties to be owned or leased by it at the Closing Date makes such registration or qualification necessary, except where the failure so to register or qualify would not have a Material Adverse Effect. “Material Adverse Effect” shall mean (i) a material adverse effect on the condition (financial or otherwise), business, properties, net worth or results of operations of the Company, considered as one enterprise, or (ii) a material impairment of the ability of the Company to perform its obligations under any of the Transaction Agreements.

(b) Finance Corp. has been duly incorporated and is validly existing in good standing as a corporation under the Delaware General Corporation Law, with full corporate power and authority to own or lease and operate its properties and to conduct its business as presently conducted and as described in the Offering Memorandum in all material respects. Finance Corp. is duly registered or qualified as a foreign corporation for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it at the Closing Date or the nature or location of the properties owned or leased by it at the Closing Date makes such registration or qualification necessary, except where the failure so to register or qualify would not have a Material Adverse Effect.

(c) Each of the General Partner and Operating GP has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (the “Delaware LLC Act”), with full limited liability company power and authority to own or lease and operate its properties and to conduct its business as presently conducted and as described in the Offering Memorandum, and (i) with respect to the General Partner, to act as general partner of the Partnership, and (ii) with respect to Operating GP, to act as general partner of the Operating Partnership, in each case in all material respects. Each of the General Partner and Operating GP is duly registered or qualified as a foreign limited liability company for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it at the Closing Date or the nature or location of the properties owned or leased by it at the Closing Date makes such registration or qualification necessary, except where the failure so to register or qualify would not have a Material Adverse Effect.

(d) Redbird has been duly formed and is validly existing in good standing as a limited liability company under the Delaware LLC Act, with full limited liability company power and authority to own or lease and operate its properties and to conduct its business as presently conducted and as described in the Offering Memorandum, in each case in all material respects. Redbird is duly registered or qualified as a foreign limited liability company for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it at the Closing Date or the nature or location of the properties owned or leased by it at the Closing Date makes such registration or qualification necessary, except where the failure so to register or qualify would not have a Material Adverse Effect.

(e) The General Partner is the sole general partner of the Partnership with a 2% general partner interest in the Partnership; such general partner interest has been duly authorized and validly issued in accordance with the Second Amended and Restated Agreement of Limited Partnership of the Partnership (as heretofore amended, the “Partnership Agreement”); and the General Partner owns such general partner interest free and clear of all liens, encumbrances, security interests, charges or claims, except for Permitted Liens, applicable securities laws and any restrictions set forth in the Partnership Agreement.

(f) The Partnership owns a 100% limited liability company interest in Operating GP; such limited liability company interest has been duly authorized and validly issued in accordance with the limited liability company agreement of Operating GP (as the same may be amended and restated at or prior to the Closing Date, the “Operating GP Agreement”), is fully paid (to the extent required under the Operating GP Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Partnership owns such limited liability company interest free and clear of all liens, encumbrances, security interests, charges or claims, except for Permitted Liens, applicable securities laws and any restrictions set forth in the Operating GP Agreement.

(g) Operating GP is the sole general partner of the Operating Partnership with a 0.1% general partner interest in the Operating Partnership; such general partner interest has been duly authorized and validly issued in accordance with the partnership agreement of the Operating Partnership (as the same may be amended and restated at or prior to the Closing Date, the “Operating Partnership Agreement”); Operating GP owns such general partner interest free and clear of all liens, encumbrances (except any restrictions on transferability as described in the Offering Memorandum), security interests, charges or claims, except for Permitted Liens, applicable securities laws and any restrictions set forth in the Operating Partnership Agreement; the Partnership is the sole limited partner of the Operating Partnership with a 99.9% limited partner interest in the Operating Partnership; such limited partner interest has been duly authorized and validly issued in accordance with the Operating Partnership Agreement, is fully paid (to the extent required under the Operating Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and the Partnership owns such limited partner interest free and clear of all liens, encumbrances, security interests, charges or claims, except for Permitted Liens, applicable securities laws and any restrictions set forth in the Operating Partnership Agreement.

(h) The Operating Partnership owns 100% of the outstanding Class A membership interests and 100% of the outstanding Class B membership interests in Redbird; such membership interests have been duly authorized and validly issued in accordance with the limited liability company agreement of Redbird (as the same may be amended and restated at or prior to the Closing Date, the “Redbird Agreement”), are fully paid (to the extent required under the Redbird Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Operating Partnership owns such membership interests free and clear of all liens, encumbrances, security interests, charges or claims except for Permitted Liens, applicable securities laws and any restrictions set forth in the Redbird Agreement.

(i) Other than (i) the Partnership’s ownership of a 100% limited liability company interest in Operating GP and a 99.9% limited partner interest in the Operating Partnership, (i) the Partnership’s ownership of 100% of the outstanding capital stock of Finance Corp., (ii) Operating GP’s ownership of a 0.1% general partner interest in the Operating Partnership, and (iv) the Operating Partnership’s ownership of 100% of the outstanding Class A membership interests and 100% of the outstanding Class B membership interests in Redbird, none of the Partnership, Operating GP or the Operating Partnership own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity. Other than its ownership interests described above and its partnership interests in the Partnership, the General Partner does not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(j) Each Guarantor (other than Operating GP and the Operating Partnership) has been duly incorporated or formed, is validly existing as a corporation or limited liability company in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or formation, has the corporate or limited liability company power and authority to own its property and to conduct its business as described in the Offering Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; all of the issued shares of capital stock or other ownership interest of each Guarantor (other than Operating GP and the Operating Partnership) has been duly and validly authorized and issued, are fully paid (to the extent required under the applicable certificate of incorporation or limited liability company agreement of each Guarantor (other than Operating GP and the Operating Partnership)) and non-assessable, and are owned directly or through wholly-owned subsidiaries by the Partnership, free and clear of all liens, encumbrances, equities or claims, except for Permitted Liens, applicable securities laws and any restrictions set forth in the applicable certificate of incorporation or limited liability company agreement of each Guarantor (other than Operating GP and the Operating Partnership).

Section 4.3 Corporate Power and Authority.

(a) The Issuers have all limited partnership or corporate power, as the case may be, and authority necessary to enter into and perform their obligations under the Transaction Agreements, and to carry out all the terms and provisions hereof and thereof to be carried out by them.

(b) Each Credit Party has full power (corporate and other) to own or lease its properties and conduct its business as described in the Offering Memorandum; and each Credit Party has full power (corporate and other) to enter into and perform its obligations under the Transaction Agreements, and to carry out all the terms and provisions hereof and thereof to be carried out by each Credit Party, as applicable.

(c) No Guarantor is prohibited, directly or indirectly, from paying any dividends to a Co-Issuer, from making any other distribution on such subsidiary’s capital stock, from repaying to a Co-Issuer any loans or advances to such subsidiary from a Co-Issuer or from transferring any of such subsidiary’s property or assets to a Co-Issuer or any other subsidiary of a Co-Issuer in accordance with its organizational documents, except as provided by applicable laws or regulations, by a Transaction Agreement or as disclosed in the Offering Memorandum.

(d) Except for rights described in the Offering Memorandum, or for rights that have been waived, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any partnership, corporate or limited liability company interests in the Issuers or Guarantors, in each case pursuant to the organizational documents or any agreement or other instrument to which any Issuer or Guarantor is a party or by which any of them may be bound. Except as described in the Offering Memorandum, there are no outstanding options or warrants to purchase any partnership, corporate or limited liability company interests in any Issuer or Guarantor.

Section 4.4 Execution and Delivery; Enforceability.

(a) This Agreement has been duly authorized, validly executed and delivered by each Credit Party and constitutes the legal, valid and binding obligations of each Credit Party, enforceable against each of them in accordance with its terms; provided, that the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; provided further that the indemnity and contribution provisions hereunder may be limited by federal or state securities laws and considerations of public policy.

(b) The New 1.5 Lien Notes Indenture has been duly authorized by the Issuers and each Guarantor and, on the Closing Date, the New 1.5 Lien Notes Indenture will have been duly executed and delivered by the Issuers and each Guarantor, and (assuming the due authorization, execution and delivery by the Trustee of the New 1.5 Lien Notes Indenture) will constitute the legal, valid and binding obligations of the Issuers and each Guarantor, enforceable against the Issuers and each Guarantor in accordance with their respective terms; provided, that the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; provided further that the indemnity and contribution provisions hereunder may be limited by federal or state securities laws and considerations of public policy; and the New 1.5 Lien Notes Indenture will conform in all material respects to the descriptions thereof in the Offering Memorandum.

(c) If issued pursuant to the In-Court Restructuring, the New 1.5 Lien Notes Indenture will conform to the requirements of the Trust Indenture Act of 1939, as amended and to the rules and regulations of the SEC applicable to an indenture that is qualified thereunder.

(d) The New 1.5 Lien Notes have been duly authorized by the Issuers and when duly executed and authenticated in the manner provided for in the New 1.5 Lien Notes Indenture and delivered to and paid for by, among others, the Backstop Parties as provided in this Agreement, will constitute the legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms and will be entitled to the benefits of the New 1.5 Lien Notes Indenture; provided, that the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; provided further, that the indemnity and contribution provisions hereunder may be limited by federal or state securities laws and considerations of public policy; the Guarantees have been duly authorized by the Guarantors and, on the Closing Date, upon the due issuance and delivery of the related New 1.5 Notes, will constitute valid and legally binding obligations of each of the Guarantors, and will be entitled to the benefits of the New 1.5 Lien Notes Indenture; provided, that the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; provided further, that the indemnity and contribution provisions hereunder may be limited by federal or state securities laws and considerations of public policy; and the New 1.5 Lien Notes will conform in all material respects to the descriptions thereof in the Offering Memorandum.

(e) The limited liability company agreement of the General Partner (as the same may be amended and restated at or prior to the Closing Date, the “General Partner LLC Agreement”) has been duly authorized, executed and delivered by Martin Resource LLC and the Statehouse Investors, and is a valid and legally binding agreement of Martin Resource LLC and the Statehouse Investors, enforceable against Martin Resource LLC and the Statehouse Investors in accordance with its terms; the Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms; the Operating GP Agreement has been duly authorized, executed and delivered by the Partnership and is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms; the Operating Partnership Agreement has been duly authorized, executed and delivered by Operating GP and the Partnership and is a valid and legally binding agreement of Operating GP and the Partnership, enforceable against Operating GP and the Partnership in accordance with its terms; the Redbird Agreement has been duly authorized, executed and delivered by the Operating Partnership and is a valid and legally binding agreement of the

Operating Partnership, enforceable against the Operating Partnership in accordance with its terms; provided that, with respect to each agreement described in this Section 4.4(e), the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); provided further that the indemnity and contribution provisions contained in any of such agreements may be limited by applicable laws and public policy. The General Partner LLC Agreement, the Partnership Agreement, the Operating GP Agreement, the Operating Partnership Agreement, and the Redbird Agreement are herein collectively referred to as the “Operative Agreements.”

Section 4.5 Legal Proceedings. Except as described in the Offering Memorandum, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the knowledge of the Issuers and Guarantors, threatened, against or involving any of the Issuers or Guarantors, or to which any of their properties are subject, which is reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.

Section 4.6 Material Contracts. The documents incorporated or deemed to be incorporated by reference in the Offering Memorandum at the time they were or hereafter are filed with the SEC complied and will comply in all material respects with the requirements of the Exchange Act. All contracts to which any of the Issuers or Guarantors is a party that are described in the Offering Memorandum or are filed as exhibits to the documents incorporated by reference to the Offering Memorandum have been duly authorized, executed and delivered by the Issuer or Guarantor that is party thereto, constitute valid and binding agreements of the Issuer or Guarantor that is party thereto and are enforceable against the Issuer or Guarantor that is party thereto in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). None of the Issuers or Guarantors, as applicable, has received notice or been made aware that any other party is in breach of or violation of, or in default under, any of such contracts.

Section 4.7 No Violation. None of the Issuers or Guarantors is in violation of (i) its certificate or agreement of limited partnership, certificate of formation, limited liability company agreement, certificate or articles of incorporation or bylaws, or other organizational documents, or (ii) any law, statute, ordinance, administrative or governmental rule or regulation applicable to it, the violation of which would have a Material Adverse Effect, or any judgment, decree or injunction of any court or governmental agency or body having jurisdiction over it, the violation of which would have a Material Adverse Effect; or (iii) in breach or default in any material respect in the performance of any obligation, agreement or condition contained in (A) any bond, debenture, note or any other evidence of indebtedness or (B) any agreement, contract, indenture, lease or other document or instrument (each of (A) and (B), an “Existing Instrument”) to which it is a party or by which any of its properties may be bound, which breach or default would have a Material Adverse Effect. To the knowledge of the Issuers and Guarantors, no third party to any Existing Instrument is in default under any such Existing Instrument, which default would, if continued, have a Material Adverse Effect.

Section 4.8 No Conflict. The execution, delivery and performance by the Issuers and each Guarantor of this Agreement and the other Transaction Agreements, the issuance and sale of the New 1.5 Lien Notes and the compliance by the Issuers and each Guarantor with all of the provisions of the New 1.5 Lien Notes, the New 1.5 Lien Notes Indenture and this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) require the consent, approval, authorization, order, registration or filing or qualification with, any governmental authority or court, or body or arbitrator having jurisdiction over an Issuer or any Guarantor, except such as may be required by the securities or Blue Sky laws of the various jurisdictions, all of which will be, or have been, effected in accordance with this Agreement and as disclosed in the Offering Memorandum, in connection with the offer or sale of the New 1.5 Lien Notes and by Federal and state securities laws with respect to the obligations of an Issuer or any Guarantor, (ii) conflicts with or will conflict with or constitutes or will constitute a breach or violation of, or a default under, the certificate or agreement of limited partnership, certificate of formation, limited liability company agreement, certificate or articles of incorporation or bylaws or other organizational documents of any of the Issuers or Guarantors, (iii) conflicts with or will conflict with or constitute or will constitute a breach or violation of, or a default under, any Existing Instrument to which any of the Issuers or Guarantors is a party or by which any of their respective properties may be bound, (iv) violates or will violate any statute, law, regulation, ruling, filing, judgment, injunction, order or decree applicable to any of the Issuers or Guarantors or any of their properties, or (v) results in or will result in the creation or imposition of any lien, encumbrance, security interest, equity, charge or claim upon any property or assets of any of the Issuers or Guarantors (other than the Permitted Liens, applicable securities laws and any restrictions set forth in the governing documents of the Issuers or Guarantors) pursuant to, or requires the consent of any other party to, any Existing Instrument (except as noted above), except in case of (i), (iii), (iv) or (v) above, for such consents that if not obtained or conflicts, breaches, defaults, liens, encumbrances, security interests, charges or claims that will not, individually or in the aggregate, result in a Material Adverse Effect.

Section 4.9 Financial Auditor. KPMG LLP, the certified public accountants who have certified the financial statements (including the related notes thereto and supporting schedules) included or incorporated by reference in the Offering Memorandum, are independent public accountants as required by the Securities Act and the Exchange Act.

Section 4.10 Financial Statements. On March 31, 2020, the Partnership had, on the consolidated basis indicated in the Offering Memorandum, a capitalization as set forth therein. The historical financial statements, together with related schedules and notes, included or incorporated by reference in the Offering Memorandum, present fairly in all material respects the financial condition, results of operations, cash flows and changes in financial position of the entities purported to be shown thereby on the basis stated in the Offering Memorandum at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein.

Section 4.11 No Subsequent Changes. Except as disclosed in the Offering Memorandum, subsequent to the respective dates as of which such information is given in the Offering Memorandum, (i) none of the Issuers or Guarantors has incurred any material liabilities or obligations, indirect, direct or contingent, or entered into any transaction that is not in the ordinary course of business, (ii) none of the Issuers or Guarantors has sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity, whether or not covered by insurance, (iii) the Partnership has not paid or declared any distributions with respect to its general or limited partner interests, (iv) none of the Issuers or Guarantors is in default under the terms of any outstanding debt obligations, (v) there has not been any change in the capitalization or any material change in the indebtedness of any of the Issuers or Guarantors (other than in the ordinary course of business) and (vi) there has not been any material adverse change, or any development involving or that may reasonably be expected to result in a material adverse change, in the condition (financial or otherwise), business, prospects, properties, net worth or result of operations of the Issuers or Guarantors taken as a whole.

Section 4.12 Tax Matters. As of the Closing Date, each of the Issuers and Guarantors will have filed all Tax returns required to be filed (taking into account any valid extensions of time to file such Tax returns), which returns will be complete and correct in all material respects, and will have timely paid all Taxes required to be paid, other than those (i) which are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles or (ii) which, if not paid, would not (individually or in the aggregate) result in a Material Adverse Effect.

Section 4.13 Investment Company Act. None of the Issuers or Guarantors is now, and after the sale of the New 1.5 Lien Notes and application of the net proceeds from such sale as described in the Offering Memorandum under the caption “Use of Proceeds” none of them will be, an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Section 4.14 Title to Real and Personal Property and Assets; Quality of Assets and Properties. Each of the Issuers or Guarantors has good and valid title to all property (real and personal) described in the Offering Memorandum as being owned by it, free and clear of all liens, claims, security interests or other encumbrances except (i) such as are described in the Offering Memorandum, (ii) Permitted Liens, (iii) applicable securities laws, (iv) restrictions set forth in the governing documents of the Issuers or Guarantors or (v) such as are not materially burdensome and do not have or will not result in a Material Adverse Effect. All property (real and personal) held under lease by the Issuers or Guarantors is held by them under valid, enforceable leases with only such exceptions as in the aggregate are not materially burdensome and do not have and will not result in a Material Adverse Effect.

Section 4.15 Permits. Each of the Issuers and the Guarantors has all permits, licenses, franchises, approvals, consents and authorizations of governmental or regulatory authorities (hereinafter “permit” or “permits”) as are necessary to own or lease its properties and to conduct its business in the manner described in the Offering Memorandum, subject to such qualifications as may be set forth in the Offering Memorandum, except where the failure to have obtained any such permit has not had and will not have a Material Adverse Effect.

Section 4.16 Accounting Controls. The Issuers and the Guarantors maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded amount of assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.17 Disclosure Controls and Procedures. Partnership maintains “disclosure controls and procedures” (as defined in Rule 13a-15 under the Exchange Act), and such controls and procedures are designed (i) to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and (ii) to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Partnership’s management, including the principal executive officer and principal financial officer of the General Partner of the Partnership, as appropriate to allow timely decisions regarding required disclosure. The Partnership does not have any material weaknesses in internal controls, and there has been no fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls. The Partnership is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC (the “Sarbanes-Oxley Act”).

Section 4.18 Environmental Laws. Except as described in the Offering Memorandum, the Issuers and the Guarantors (i) are in compliance with any and all applicable federal, state, local and foreign laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or other approvals would not, individually or in the aggregate, have a Material Adverse Effect. None of the Issuers or the Guarantors has been named as a “potentially responsible party” under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, in regard to any unresolved matter or claim. None of the Issuers or the Guarantors owns, leases or occupies any property requiring remediation that appears on any list of hazardous sites compiled by any state or local governmental agency. In the ordinary course of its business, each of the Issuers and the Guarantors conducts a periodic review of the effect of Environmental Laws on its business, operations and properties, in the course of which it identifies and evaluates associated costs and liabilities (including any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review and amount of its established reserves, each of the Issuers and the Guarantors has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, result in a Material Adverse Effect.

Section 4.19 Insurance. Each of the Issuers and the Guarantors is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; and none of the Issuers or the Guarantors has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance.

Section 4.20 ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, none of the Issuers or the Guarantors or any of their respective ERISA Affiliates (as defined below) has any liability with respect to any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is (currently or hereafter), or within the past six years was, sponsored, maintained or contributed to by any of the Issuers or the Guarantors or any of their respective ERISA Affiliates (each, an “Employee Benefit Plan”). For purposes of this Agreement, “ERISA Affiliate” means, with respect to any Issuer or Guarantor, any trade or business that is a member of any group described in Sections 414(b), (c), (m) or (o) of the Code that includes such Issuer or Guarantor, or that is a member of the same “controlled group” as such Issuer or Guarantor pursuant to Section 4001(a)(14) of ERISA. None of the Issuers or the Guarantors nor any of their respective ERISA Affiliates (a) is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” (as defined in section 3(37) or 4001(a)(3) of ERISA) that, when taken together with all other Employee Benefit Plan contribution obligations and liabilities, could reasonably be expected to result in a Material Adverse Effect or (b) has incurred or reasonably expects to incur any liabilities (i) under Title IV of ERISA, (ii) under Sections 206(g), 302 or 303 of ERISA, (iii) under Sections 412, 430, 431, 436, 4971, 4975 or 4980B of the Code, or (iv) under corresponding or similar provisions of any foreign laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification.

Section 4.21 Compliance with Sanctions Laws.

(a) None of the Credit Parties or any of their respective Subsidiaries or, to the knowledge of such Credit Party, any director, officer, agent, employee, affiliate or other person acting on behalf of such Credit Party or any of their respective Subsidiaries is currently subject to any U.S. Sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), nor are the Credit Parties or any of their respective Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions. The Credit Parties will not directly or indirectly use the proceeds of the sale of the New 1.5 Lien Notes, or lend, contribute or otherwise make available such proceeds to any of their respective Subsidiaries, joint venture partners or other person to fund any activities of or business with any person that, at the time of such funding, is the subject of Sanctions, or is in Crimea, Cuba, Iran, North Korea and Syria or in any other country or territory that, at the time of such funding, is the subject of Sanctions.

(b) None of the Credit Parties or any of their respective Subsidiaries, or, to the knowledge of such Credit Party, any director, officer, agent, employee, affiliate or other person acting on behalf of the Credit Parties or any of their respective Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Credit Parties and, to the knowledge of such Credit Party, its respective affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.22 Solvency of the Credit Parties. Each of the Credit Parties is not now nor after giving effect to the issuance of the New 1.5 Lien Notes, the performance of the New 1.5 Lien Notes Indenture, the execution, delivery and performance of the New 1.5 Lien Notes, the Guarantees or the Transaction Agreements and the consummation of the transactions contemplated thereby or described in the Offering Memorandum, will be (i) insolvent, (ii) left with unreasonably small capital with which to engage in its anticipated business or (iii) incurring debts or other obligations beyond its ability to pay such debts or obligations as they become due.

Section 4.23 No Distribution of Offering Material. The Issuers and their Affiliates (in this instance, “Affiliates” has the meaning defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)) have not distributed and, prior to the later of (i) the Closing Date and (ii) the completion of the distribution of the New 1.5 Lien Notes, will not distribute any offering material in connection with the offering and sale of the New 1.5 Lien Notes other than the Offering Memorandum.

Section 4.24 No Solicitation. None of the Issuers, any Guarantor or any of their Affiliates has, directly or through any person acting on its or their behalf (other than the Backstop Parties, as to which no statement is made), offered, solicited offers to buy or sold the New 1.5 Lien Notes by any form of general solicitation or general advertising (within the meaning of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2)).

Section 4.25 No Direct Selling Efforts. None of the Issuers, any Guarantors, any of their Affiliates, nor any person acting on its or their behalf (other than the Backstop Parties, as to which no statement is made), has engaged in any directed selling efforts with respect to the New 1.5 Lien Notes, and each of them has complied with the offering restrictions requirement of Regulation S under the Securities Act (“Regulation S”). Terms used in this paragraph have the meaning given to them by Regulation S.

Section 4.26 No Stabilization. None of the Issuers, any Guarantor or any of their Affiliates has taken, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Issuers or any Guarantor to facilitate the sale or resale of the New 1.5 Lien Notes; nor have the Issuers, any Guarantor or any of their Affiliates paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of an Issuer (except as contemplated by this Agreement).

Section 4.27 Reserve Regulations. The Transaction (including, without limitation, the use of proceeds from the sale of the New 1.5 Lien Notes) will not violate or result in a violation of Section 7 of the Exchange Act or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

Section 4.28 No Broker Fees. Except as disclosed in the Offering Memorandum, there are no agreements, arrangements or understandings (other than this Agreement) that will require the payment of any commissions, fees or other remuneration to any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement.

Section 4.29 Arm’s-Length Dealing. Each Credit Party agrees that (i) each of the Backstop Parties is acting solely in the capacity of an arm’s-length contractual counterparty with respect to the Transaction contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Credit Parties or any of their respective Subsidiaries and (ii) no Backstop Party is advising the Credit Parties or any of their respective Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 4.30 Security Documents. As of the Closing Date, each of the Security Documents will have been duly authorized and, other than real property mortgages (if any), which shall be executed and delivered no later than 60 days after the Closing Date, executed and delivered by each of the Credit Parties party thereto, and will constitute a legal, valid and binding obligations of the such Credit Parties, enforceable against such Credit Parties in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles. The Security Documents, when executed and delivered in connection with the issuance of the New 1.5 Lien Notes and in accordance with the New 1.5 Lien Notes Indenture, will create in favor of the Collateral Agent for the benefit of itself, the Trustee and the holders of the New 1.5 Lien Notes, legal, valid and enforceable security interests in the Collateral and, upon the making of such filings and taking of such other actions required to be taken by the applicable Security Documents (including the filings of appropriate financing statements with the office of the Secretary of State of the state of organization of each Credit Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the taking of the other actions, in each case as further described in the Security Documents), the liens on the rights of the Credit Parties in such Collateral will constitute perfected and continuing first priority liens, superior to and prior to (except as otherwise provided for in the New 1.5 Lien Notes Indenture and the relevant Security Documents) the liens of all third persons other than Permitted Liens (as defined in the New 1.5 Lien Notes Indenture) and subject to the terms of the Intercreditor Agreement.

Section 4.31 No Registration Rights. There are no persons with registration rights or other similar rights to have any Rights Offering Notes registered for sale under the Securities Act, except for those rights which have been waived in writing prior to the date hereof.

Section 4.32 Labor Relations. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending, or, to the knowledge of the Credit Parties, threatened against the Credit Parties or any of their respective Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending, or, to the knowledge of the Credit Parties, threatened, against the Credit Parties or any of their respective Subsidiaries, (B) no strike, labor dispute, slowdown or stoppage pending, or, to the knowledge of the Credit Parties, threatened against the Credit Parties or any of their respective Subsidiaries and (C) no union representation question existing with respect to the employees of the Credit Parties or any of their respective Subsidiaries and, to the knowledge of the Credit Parties, no union organizing activities taking place, and (ii) there has been no violation of any federal, state or local law relating to discrimination in hiring, promotion or pay of employees or of any applicable wage or hour laws.

Section 4.33 Intellectual Property. The Credit Parties and their respective Subsidiaries own or otherwise have the right to use all (i) patents, patent applications, and inventions (whether or not patentable), (ii) copyrights, copyright applications and other works of authorship, (iii) confidential and proprietary information (including know-how, trade secrets and other similar information, systems or procedures), and (iv) trademarks, service marks, trade names, and registrations and applications therefore (collectively, “Intellectual Property”) necessary to carry on the businesses now operated by them. After the entry into the Intra-Company Agreements, the Issuers and its Subsidiaries own or otherwise will have the right to use all Intellectual Property necessary to carry on the businesses contemplated to be operated by them after the Transactions. None of the Credit Parties or any of their respective Subsidiaries has received any notice, or is otherwise aware, of any infringement, misappropriation, dilution or other violation by the Credit Parties or their respective Subsidiaries of the rights of others with respect to any Intellectual Property, except where any of the foregoing, individually or in the aggregate, would not result in a Material Adverse Effect. To the knowledge of the Credit Parties, no third party has infringed, diluted, misappropriated or otherwise violated the Intellectual Property rights of the Credit Parties or any of their respective Subsidiaries, except as disclosed in the Offering Memorandum or the SEC Documents.

Section 4.34 SEC Documents. Since December 31, 2018, the Partnership has filed all required reports, schedules, forms and statements with the SEC (such reports, schedules, forms and statements that have been so filed, the “SEC Documents”). As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the SEC Documents that have been filed as of the date of this Agreement complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such SEC Documents. The SEC Documents that have been filed prior to the date of this Agreement and incorporated by reference into the Offering Memorandum, after giving effect to any amendments or supplements thereto and to any subsequently filed SEC Documents, in each case filed prior to the date of this Agreement, does not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.35 No Undisclosed Relationships; No Undisclosed Material Liabilities. No material relationship, direct or indirect, exists between or among the Partnership or any controlled affiliate of the Partnership, on the one hand, and any director, officer, member, stockholder, customer or supplier of the Partnership or any controlled affiliate of the Partnership, on the other hand, which is required by U.S. generally accepted accounting principles (“GAAP”)

to be disclosed in the Partnership’s financial statements that is not so disclosed in the SEC Documents. There are no liabilities or obligations of the Partnership or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, other than: (i) liabilities or obligations disclosed and provided for in the Partnership’s balance sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2019; and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP PARTIES

Each Backstop Party represents and warrants as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1 Incorporation; Organization. Such Backstop Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 5.2 Corporate Power and Authority. Such Backstop Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other Transaction Agreement to which such Backstop Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary actions (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements to which such Backstop Party is a party.

Section 5.3 Execution and Delivery. This Agreement and each other Transaction Agreement to which such Backstop Party is a party (i) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Backstop Party and (ii) will constitute valid and legally binding obligations of such Backstop Party, enforceable against such Backstop Party in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.4 No Registration.

(a) Such Backstop Party understands that the New 1.5 Lien Notes issued to any Backstop Party in satisfaction of the applicable Backstop Commitment and Commitment Premium (i) have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Backstop Party’s representations as expressed herein or otherwise made pursuant hereto, and (ii) cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

(b) Such Backstop Party represents and warrants that it has not engaged and will not engage in any form of general solicitation or general advertising in any manner involving a public offering within the meaning of Section 4(a)(2) to investors with respect to offers or sales of the New 1.5 Lien Notes issued to such Backstop Party in satisfaction of the applicable Backstop Commitment and Commitment Premium, in each case under circumstances that would cause the offering or issuance of the New 1.5 Lien Notes not to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) or any other applicable exemption.

(c) The purchase of the New 1.5 Lien Notes by the Backstop Parties has not been solicited by or through anyone other than the Issuers or the other Credit Parties.

(d) The Backstop Parties will not sell, transfer or otherwise dispose of the New 1.5 Lien Notes or any interest therein except in a registered transaction or in a transaction exempt from or not subject to the registration requirements of the Securities Act.

Section 5.5 Purchasing Intent. With respect to the Rights Offering, each Backstop Party is acquiring the Unsubscribed New 1.5 Lien Notes and the Right Offering Notes issued to such Backstop Party, in satisfaction of its Backstop Commitment and applicable Commitment Premium, in each case, for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and each such Backstop Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities laws.

Section 5.6 Sophistication; Evaluation. Such Backstop Party has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the New 1.5 Lien Notes. Such Backstop Party is a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act (“QIB”) or an Institutional Accredited Investor. Such Backstop Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such securities for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other Transaction Agreement, such Backstop Party has independently evaluated the merits and risks of its decision to enter into this Agreement. Such Backstop Party acknowledges that it (i) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the New 1.5 Lien Notes and (ii) has had an opportunity to discuss with management of the Partnership the intended business and financial affairs of the Partnership and its Subsidiaries and to obtain information necessary to verify any information furnished to it or to which it had access.

Section 5.7 Ownership. As of the date hereof, (i) each Backstop Party or its Affiliates, as applicable, were, collectively, the beneficial owner of, or the investment advisor or manager for the beneficial owner of, the aggregate principal amount of Senior Notes as set forth adjacent to such Backstop Party’s name in the sub-column “Total” under the column “Senior Notes Claims” on Schedule 3 attached hereto; and (ii) such Backstop Party or its applicable Affiliates has the full power to vote, dispose of and compromise at least the aggregate principal amount of the Senior Notes set forth adjacent to such Backstop Party’s name in the sub-column “Total” under the column “Senior Notes Claims” on Schedule 3 attached hereto.

Section 5.8 No Conflict. The execution and delivery by such Backstop Party of this Agreement and the other Transaction Agreements to which it is a party, the compliance by such Backstop Party with the provisions hereof and thereof and the consummation of the Transaction contemplated herein and therein will not (i) result in any violation of the provisions of the organizational or governing documents of such Backstop Party, or (ii) result in any violation of any Law or Order applicable to such Backstop Party or any of its properties.

Section 5.9 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Backstop Party or any of its properties is required for the execution and delivery by such Backstop Party of this Agreement and each other Transaction Agreement to which such Backstop Party is a party, the compliance by such Backstop Party with the provisions hereof and thereof and the consummation of the Transaction (including the purchase by each Backstop Party of its Backstop Commitment Percentage or its portion of the Rights Offering Notes) contemplated herein and therein.

Section 5.10 No Broker’s Fees. Such Backstop Party is not a party to any Contract with any Person (other than with respect to the Transaction Agreements) that would give rise to a valid Claim against the Issuers or any of the other Credit Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the issuance or sale of the New 1.5 Lien Notes to such Backstop Party.

Section 5.11 Legal Proceedings. There are no legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings, pending or, to the knowledge of such Backstop Party, threatened to which such Backstop Party or any of its Subsidiaries is a party or to which any property of the Backstop Party or any of its Subsidiaries is the subject, in each case that will (or would be reasonably likely to) prohibit, delay, or adversely impact such Backstop Party’s performance of its obligations under this Agreement or the other Transaction Agreements.

Section 5.12 Sufficiency of Funds. As of the date of funding of the Backstop Amount pursuant to Section 2.4(b), as applicable, each Backstop Party shall have available funds sufficient to pay its Backstop Amount. For the avoidance of doubt, such Backstop Party acknowledges that its obligations under this Agreement and the other Transaction Agreements are not conditioned in any manner upon its obtaining financing.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Commercially Reasonable Efforts. Without in any way limiting any other respective obligation of the Credit Parties or any Backstop Party in this Agreement, each Party shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the Transaction contemplated by this Agreement, including using commercially reasonable efforts in:

(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) defending any causes of action, suits, or legal or regulatory proceedings or any other action taken by any Person in any way challenging (A) this Agreement or any other Transaction Agreement or (B) the consummation of the Transaction contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed; and

(iii) working together in good faith to finalize the Transaction Agreements and all other documents relating thereto.

Section 6.2 No Integration; No General Solicitation. Neither the Credit Parties nor any of their affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the Unsubscribed New 1.5 Lien Notes in a manner that would require registration of the Unsubscribed New 1.5 Lien Notes to be issued by the Credit Parties on the Closing Date under the Securities Act. None of the Credit Parties or any of their affiliates or any other Person acting on its or their behalf will solicit offers for, or offer or sell, any Unsubscribed New 1.5 Lien Notes by means of any form of general solicitation or general advertising in any manner involving a public offering within the meaning of Section 4(a)(2).

Section 6.3 Incurrence of Additional Debt Obligations. The Credit Parties shall not incur, create, assume, guarantee or otherwise become liable for any additional obligation for borrowed money, purchase money indebtedness or any additional obligation of any other person or entity, whether or not evidenced by a note, bond, debenture, guarantee, indemnity, letter of credit or similar instrument, except (i) in the ordinary course of business consistent with past practice, (ii) as described in or contemplated by the Offering Memorandum, (iii) pursuant to the Credit Agreement, (iv) intercompany debt, capital lease obligations, banking service obligations and hedge obligations, in each case, in the ordinary course of business, or (v) as otherwise not prohibited under this Agreement.

Section 6.4 DTC Eligibility. To the extent permitted by DTC, the Credit Parties shall use commercially reasonable efforts to promptly make all New 1.5 Lien Notes deliverable to the Backstop Parties eligible for deposit with DTC.

Section 6.5 Use of Proceeds. The Issuers will apply the proceeds from the exercise of the Subscription Rights and the sale of the Unsubscribed New 1.5 Lien Notes to payment under the Cash Tender Offer and the Exchange Offer and for payment of any Unused Rights Offering Amount on the terms set forth in the Offering Memorandum and this Agreement and for general partnership purposes.

Section 6.6 New 1.5 Lien Notes Legend. Each certificate evidencing Rights Offering Notes that are issued in connection with this Agreement shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the form set forth in the New 1.5 Lien Notes Indenture.

In the event that any such Rights Offering Notes are uncertificated, such Rights Offering Notes shall be subject to a restrictive notation substantially similar to the Legend in the appropriate records maintained by the Credit Parties or agent and the term “Legend” shall include such restrictive notation.

The Credit Parties shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such notes (or the appropriate Credit Parties’ records) at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such notes may be sold under Rule 144 of the Securities Act without volume or manner of sale restrictions by any holder which is not an affiliate of the Issuers. The Credit Parties may reasonably request such opinions, certificates or other evidence that such restrictions or conditions no longer apply as a condition to removing the Legend.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to the Obligations of the Backstop Parties. The obligations of each Backstop Party to consummate the Transaction contemplated hereby shall be subject to (unless waived or amended in accordance with Section 7.2 hereof) the satisfaction of the following conditions prior to or at the Closing:

(a) Exchange Offer and Consent Solicitation. The Exchange Offer and Consent Solicitation shall have been consummated or are being consummated substantially concurrent with Closing, in all material respects, in accordance with the Transaction Agreements, and the Settlement Date shall have occurred or is occurring substantially concurrent with Closing.

(b) Rights Offering. The Rights Offering shall have been conducted, in all material respects, in accordance with the Transaction Agreements, and the Early Participation Date shall have occurred.

(c) Opinions. The Backstop Parties shall have received, on the Closing Date, opinions of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel for the Credit Parties, dated as of the Closing Date, substantially in the forms set forth in Exhibit A hereto.

(d) Fees and Expense Reimbursement. The Credit Parties shall have paid (or such amounts shall be paid concurrently with the Closing) all fees and expense reimbursement amounts invoiced through the Closing Date as required in accordance with the terms of the Restructuring Support Agreement and any fee letters.

(e) Consents. All governmental and third-party notifications, filings, consents, waivers and approvals set forth on Schedule 5 and required for the consummation of the Transaction contemplated by this Agreement or the other Transaction Agreements shall have been made or received.

(f) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the Transaction contemplated by this Agreement or the other Transaction Agreements.

(g) Representations and Warranties.

(i) The representations and warranties of the Credit Parties, as applicable, contained in Sections 4.2 (Organization, Qualification and Ownership), 4.3 (Corporate Power and Authority), 4.4 (Execution and Delivery; Enforceability), 4.8 (No Conflict) (but only with respect to clause (ii) thereof), 4.13 (Investment Company Act), and 4.22 (Solvency of the Credit Parties), shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date), except for any failure for such representations and warranties to be true and correct due to the filing of Chapter 11 Cases by the Credit Parties.

(ii) The representations and warranties of the Credit Parties and contained in this Agreement other than those referred to in clause (i) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the date of this Agreement and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect, except for any failure for such representations and warranties to be true and correct due to the filing of Chapter 11 Cases by the Credit Parties.

(h) Covenants. The Credit Parties shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance on or prior to the Closing Date.

(i) Material Adverse Effect. Since March 31, 2020, there shall not have occurred, and there shall not exist (i) any Event that has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) any Event of Default (as each is defined under the Credit Agreement) that has occurred and is continuing under the Credit Agreement.

(j) Officer’s Certificate. The Backstop Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Partnership confirming that the conditions set forth in Sections 7.1(g), (h), and (i) hereof have been satisfied.

(k) Commitment Premium. The Credit Parties shall have paid (or such amounts shall be paid concurrently with the Closing) to each Backstop Party the applicable Commitment Premium as set forth in Section 3.2 hereof.

(l) Funding Notice. The Backstop Parties shall have received the Funding Notice at least five (5) Business Days prior to Closing.

(m) Restructuring Support Agreement. The Restructuring Support Agreement shall be in full force and effect and shall have not been terminated.

(n) Execution of the Definitive Documents and Other Agreements.

(i) In an Out-of-Court Restructuring, execution of the Definitive Documents governing the Transaction, which shall consist of the following: (a) the Restructuring Support Agreement, including the Transaction Term Sheet; (b) this Agreement; (c) the New 1.5 Lien Notes Documents; and (d) the New Second Lien Notes Documents; and

(ii) In an In-Court Restructuring, the following Definitive Documents governing the Transaction shall be fully executed or approved, as applicable, by the Bankruptcy Court: (a) the Restructuring Support Agreement, including the Transaction Term Sheet; (b) the Plan, its exhibits and the Solicitation Materials; (c) the Confirmation Order; (d) the Disclosure Statement; (e) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (f) the First Day Pleadings and all orders sought pursuant thereto; (g) the Plan Supplement; (h) this Agreement; (i) the New 1.5 Lien Notes Documents; (j) the New Second Lien Notes Documents; and (k) the Credit Agreement Amendment.

Section 7.2 Waiver or Amendment of Conditions to the Obligations of the Backstop Parties. All or any of the conditions set forth in Sections 7.1(a), (b), (c), (d), (e), (g), (h), (i), (j), and (n) hereof may only be waived or amended in whole or in part with respect to all Backstop Parties by a written instrument executed by the Requisite Backstop Parties in their sole discretion, and if so waived, all Backstop Parties shall be bound by such waiver or amendment. Any of the conditions not listed in the preceding sentence may only be waived or amended in whole or in part with respect to all Backstop Parties by a written instrument executed by all Backstop Parties.

Section 7.3 Conditions to the Obligations of the Credit Parties. The obligations of the Credit Parties to consummate the Transaction contemplated hereby at Closing with any Backstop Party is subject to (unless waived by the Credit Parties in writing in their sole discretion) the satisfaction of each of the following conditions:

(a) Exchange Offer and Consent Solicitation. In the case of an Out-of-Court Restructuring, the Exchange Offer and Consent Solicitation shall have been consummated or are being consummated substantially concurrent with Closing, in all material respects, in accordance with the Transaction Agreements, and the Settlement Date shall have occurred or is occurring substantially concurrent with Closing.

(b) Rights Offering. In the case of an Out-of-Court Restructuring, the Early Participation Date shall have occurred, and the Credit Parties shall have received the Rights Offering Amount.

(c) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the Transaction contemplated by this Agreement.

(d) Representations and Warranties. The representations and warranties of the Backstop Parties contained in this Agreement shall be true and correct (disregarding all materiality or material adverse effect qualifiers) on and as of the date of this Agreement and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except for such representations and warranties in respect of which the failure to be true and correct would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the ability of such Backstop Parties to consummate the Transaction.

(e) Covenants. The Backstop Parties shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(f) Restructuring Support Agreement. The Restructuring Support Agreement shall be in full force and effect and shall have not been terminated.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Indemnification Obligations. Subject to the limitations set forth in this Article VIII, from and after the date of this Agreement, the Credit Parties (collectively, the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Backstop Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Backstop Parties except to the extent otherwise provided for in Section 2.5(b) of this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and the Transaction contemplated hereby, including the Backstop Commitment, the Rights Offering, the payment of the Commitment Premium or the use of the proceeds of the Rights Offering, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Credit Parties, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented out-of-pocket (with such documentation subject to redaction only to preserve attorney client and work product privileges) legal or other third-party expenses actually incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the Transaction contemplated by this Agreement is consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity shall not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Backstop Party or its Related Parties, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Indemnified Person.

Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party promptly in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent that it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Agreement. In case any such Indemnified Claims are brought against any Indemnified Person and such Indemnified Person notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable documented out-of-pocket costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Person who is party to such Indemnified Claims (in addition to one local counsel in each jurisdiction where local counsel is required), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days following receipt of such notice by the Indemnifying Party, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

Section 8.3 Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article VIII. Notwithstanding anything in this Article VIII to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Indemnified Claims as contemplated by this Article VIII, the Indemnifying Party shall be liable for any settlement of any Indemnified Claims effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by the Indemnifying Party of such request for reimbursement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1 hereof, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed, with respect to the Backstop Parties, to be in the same proportion as (a) the total value received or proposed to be received by the Credit Parties from the Backstop Parties pursuant to the issuance and sale of the New 1.5 Lien Notes in the Rights Offering and the Funding Amount contemplated by this Agreement bears to (b) the Commitment Premium paid or proposed to be paid to the Backstop Parties. Subject to Section 8.6 hereof, the Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence to the Indemnifying Parties in connection with an Indemnified Claim.

Section 8.5 Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price solely for Tax purposes. The provisions of this Article VIII are an integral part of the Transaction contemplated by this Agreement and without these provisions the Backstop Parties would not have entered into this Agreement.

Section 8.6 No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing except for covenants and agreements that by their express terms are to be satisfied after the Closing, which covenants and agreements shall survive until satisfied in accordance with their terms. Notwithstanding the foregoing, the indemnification and other obligations of the Credit Parties pursuant to this Article VIII and the other obligations set forth in Section 9.6 hereof shall survive the Closing until the latest date permitted by applicable Law.

ARTICLE IX

TERMINATION

Section 9.1 Consensual Termination. This Agreement may be terminated and the Transaction contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Credit Parties and the Requisite Backstop Parties.

Section 9.2 Automatic Termination; General. This Agreement shall automatically terminate:

(a) upon Closing;

(b) if the Restructuring Support Agreement is terminated in accordance with its terms with respect to all Parties thereto;

(c) other than pursuant to an In-Court Restructuring, if any Credit Party is adjudged bankrupt or insolvent, files a voluntary petition for relief seeking bankruptcy, dissolution, winding up, liquidation or other relief, under any bankruptcy, insolvency or similar laws, whether domestic or foreign, consents to the appointment of a receiver, administrator or other similar official of all or a substantial part of its property, makes a general assignment arrangement for the benefit of creditors or takes any corporate action for authorizing any of the foregoing;

(d) if any involuntary case against any Credit Party is commenced or any involuntary petition seeking bankruptcy, dissolution, winding up, liquidation, administration or other relief in respect of any Credit Party or its debts, or a substantial part of its assets, under any bankruptcy, insolvency, administration, receivership or similar laws, whether domestic or foreign, is filed and either such involuntary proceeding is not dismissed within fifteen (15) days after the filing thereof or any court order grants the relief sought in such involuntary proceeding; or

(e) other than pursuant to an In-Court Restructuring, if any Credit Party admits in writing its inability to pay or meet its debts as they mature or suspends payments thereof or consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

For the avoidance of doubt, if the Credit Parties terminate the Restructuring Support Agreement with respect to any particular Backstop Party in accordance with and pursuant to Section 5(c) of the Restructuring Support Agreement, such Backstop Party will immediately cease to be a Party to this Agreement pursuant to this Section 9.2 with respect to itself only and this Agreement shall continue in full force and effect with respect to the remaining Parties.

Section 9.3 Termination by the Credit Parties. This Agreement may be terminated by the Credit Parties upon written notice to each Backstop Party if:

(a) the Closing Date has not occurred by the Outside Date (as the same may be extended pursuant to Section 2.3(a) hereof); provided, that the Credit Parties shall not have the right to terminate this Agreement pursuant to this Section 9.3(a) if any of them is then in willful or intentional breach of this Agreement;

(b) if in accordance with Section 10.14 hereof or Section 13.02(b) of the Restructuring Support Agreement, any Credit Party or any affiliate of such Credit Party or its board of directors or similar governing body determines (considering the advice of counsel) that its fiduciary duties require the Credit Party to terminate this Agreement or the Restructuring Support Agreement (or to otherwise not perform its obligations under this Agreement or the Restructuring Support Agreement);

(c) if the Credit Parties shall not receive the Rights Offering Amount; provided, that any termination pursuant to this Section 9.3(c) shall not relieve or otherwise limit the liability of any Defaulting Backstop Party, hereto for any breach or violation of its obligations under this Agreement or any documents or instruments delivered in connection herewith;

(d) the Transaction shall not have been consummated on, or are not being consummated substantially concurrent with, the Closing; or

(e) subject to the right of the Backstop Parties to arrange a Backstop Party Replacement in accordance with Section 2.3(a) (which will be deemed to cure any breach by the replaced Backstop Party pursuant to this Section 9.3(e)), (i) any Backstop Party shall have breached any representation, warranty, covenant or other agreement made by such Backstop Party in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would or would reasonably be expected to, individually or in the aggregate, cause a condition set forth in Section 7.3(d) or Section 7.3(e) not to be satisfied, (ii) the Company shall have delivered written notice of such breach or inaccuracy to such Backstop Party, and (iii) such breach or inaccuracy is not cured by such Backstop Party by the earlier of (x) the tenth (10th) Business Day after receipt of such notice and (y) the third (3rd) day prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(e) if it is then in willful or intentional breach of this Agreement.

Section 9.4 Termination by the Requisite Backstop Parties. This Agreement may be terminated by the Requisite Backstop Parties upon written notice to the Credit Parties if:

(a) any of the Transaction Agreements or any of the other Definitive Documents is amended or modified in any material and adverse respect (other than pursuant to the Credit Agreement Amendment) without the prior written consent of the Requisite Backstop Parties;

(b) the Credit Parties file any cause of action against and/or seek to restrict or hinder the enforcement of any rights of the holders of Senior Notes Claims in their capacity as such that is inconsistent with this Agreement (or if the Credit Parties support any such motion, application or adversary proceeding commenced by any third party or consent to the standing of any such third party);

(c) any Credit Party (i) amends or modifies, or files a pleading seeking authority to amend or modify, the Transaction Agreements or any of the other Definitive Documents in a manner that is materially inconsistent with this Agreement; (ii) suspends or revokes the Transaction Agreements; or (iii) publicly announces its intention to take any such action listed in sub-clause (i) or (ii) of this subsection, in each case without the prior written consent of the Requisite Backstop Parties;

(d) unless the In-Court Restructuring is being pursued, the Closing Date has not occurred by 11:59 p.m., New York City time on August 17, 2020 (as it may be extended (x) pursuant to Section 2.3(a) hereof or (y) such later date as agreed to by each Backstop Party (other than a Backstop Party that has used its right to terminate this Agreement with respect to itself pursuant to Section 9.5(a)) and the Credit Parties, the “Outside Date”);

(e) a breach in any material respect by the Credit Parties of any representation, warranty, covenant or other agreement made by the Credit Parties in this Agreement or any such representation or warranty shall have become inaccurate and (i) such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Sections 7.1(g) or 7.1(h) not to be satisfied, (ii) the Requisite Backstop Parties shall have delivered written notice of such breach or inaccuracy to the Credit Parties, and (iii) if such breach or inaccuracy is capable of being cured, such breach or inaccuracy is not cured by the Credit Parties by fifth (5th) Business Day after receipt of such notice; provided, that, this Agreement shall not terminate pursuant to this Section 9.4(e) if the Requisite Backstop Parties are then in willful or intentional breach of this Agreement;

(f) since March 31, 2020, there shall have occurred any Event, development, occurrence or change that, individually, or together with all other Events, has had or would reasonably be expected to have a Material Adverse Effect; or

(g) the occurrence of a material breach by any of the Credit Parties of its obligations under, or any Event of Default under (and as defined in), the Credit Agreement, without giving effect to any waivers granted under the Credit Agreement or Loan Documents (as defined in the Credit Agreement).

Section 9.5 Termination by Backstop Parties

(a) This Agreement may be terminated by any Backstop Party, as to itself only, upon written notice to the Credit Parties if (i) the Closing Date has not occurred by the Outside Date or (ii) the Credit Parties shall not have received the Rights Offering Amount (provided, that, any Defaulting Backstop Party shall not have the right to terminate this Agreement pursuant to this Section 9.5(a)).

(b) If any Backstop Party denies or disaffirms this Agreement in writing (electronic or otherwise), or upon the occurrence of any termination by a Backstop Party (the “Withdrawing Backstop Party”) pursuant to Section 9.5(a) hereof, the remaining Backstop Parties (other than any Withdrawing Backstop Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Credit Parties to all Backstop Parties of such withdrawal, which notice shall be given promptly following the occurrence of such withdrawal and to all Backstop Parties substantially concurrently (such five (5) Business Day period, the “Backstop Party Withdrawal Replacement Period”), to make arrangements for one or more of the Backstop Parties (other than the Withdrawing Backstop Party) to purchase all or any portion of the Available New 1.5 Lien Notes (such purchase, a “Backstop Party Withdrawal Replacement”) on the terms and subject to the conditions set forth in this Agreement (such Backstop Parties, the “Withdrawal Replacement Backstop Parties”). Any such Available New 1.5 Lien Notes purchased by a Withdrawal Replacement Backstop Party shall be included, among other things, in the determination of (x) the Unsubscribed New 1.5 Lien Notes to be purchased by such Withdrawal Replacement Backstop Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Withdrawal Replacement Backstop Party for all purposes hereunder, including the allocation of the Commitment Premium, and (z) the Backstop Commitment of such Withdrawal Replacement Backstop Party for purposes of the definition of the “Requisite Backstop Parties.” If the withdrawal of a Backstop Party occurs, the Outside Date shall be delayed only to the extent necessary to allow for the Backstop Party Withdrawal Replacement to be completed within the Backstop Party Withdrawal Replacement Period.

(c) Nothing in this Agreement shall be deemed to require a Backstop Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed New 1.5 Lien Notes, unless otherwise agreed by such Backstop Party pursuant to Section 2.2 hereof.

Section 9.6 Effect of Termination.

(a) Upon termination of this Agreement as to all or any Party pursuant to this Article IX, this Agreement shall forthwith become void and of no force or effect and there shall be no further obligations or liabilities on the part of each such Party; provided, that (i) subject to Section 2.3(d) hereof, the obligations of the Credit Parties to pay the fees and expense reimbursement pursuant to Section 7.1(d) hereof and to satisfy their indemnification obligations pursuant to Article VIII shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in this Section 9.6 and Article X shall survive the termination of this Agreement in accordance with their terms and (iii) subject to Section 10.10 hereof, nothing in this Section 9.6 shall relieve any Party from liability for its gross negligence, willful misconduct or any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) For the avoidance of doubt, upon any termination of this Agreement other than in connection with the consummation of the Closing, each Backstop Party will be deemed to have automatically revoked and withdrawn any exercise of its Subscription Rights and its Backstop Commitments and otherwise revoked and withdrawn all consents given to exchange or transfer to the Credit Parties any of its existing Senior Notes or Senior Notes Claims pursuant to this Agreement, without any further action and irrespective of the expiration or availability of any

“withdrawal period” or similar restriction, whereupon any such exercises and consents will be deemed, for all purposes, to be null and void ab initio and will not be considered or otherwise used in any manner by the Parties in connection with the Transaction, the Rights Offering, and this Agreement, and the Credit Parties agree not to accept any such exercises or consents or to consummate the Rights Offering, and to take all actions necessary or reasonably required to allow the Backstop Parties to arrange with their custodian and brokers to effectuate the withdrawal of such exercises and consents, including the reopening or extension of any withdrawal or similar periods.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a) If to the Credit Parties:

Martin Midstream Partners L.P.

4200 B Stone Road

Kilgore, TX 75662

Attn: General Counsel

E-mail address: legal@martinmlp.com

with copies to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn: Michael Stammer and Stephen Kuhn

E-mail addresses: mstamer@akingump.com; skuhn@akingump.com

with a copy (which shall not constitute notice) to:

2300 N. Field Street

Suite 1800

Dallas, TX 75201

Attn: Sarah Link Schultz and Rachel Biblo Block

E-mail addresses: sschultz@akingump.com; rbibloblock@akingump.com

(b) If to the Backstop Parties (or to any of them) or any other Person to which notice is to be delivered hereunder, to the address set forth adjacent to each such Backstop Party’s name on Schedule 4,

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attn: Paul Leake, Andrea Nicolas, and Lisa Laukitis

E-mail addresses: paul.leake@skadden.com;

andrea.nicolas@skadden.com; lisa.laukitis@skadden.com

Section 10.2 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Credit Parties and the Requisite Backstop Parties, other than an assignment by a Backstop Party expressly permitted by Section 2.3 or Section 2.6 hereof, and any purported assignment in violation of this Section 10.2 shall be void ab initio and of no force or effect. Except as expressly provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than to the Parties.

Section 10.3 Prior Negotiations; Entire Agreement. This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement (including, for the avoidance of doubt, with respect to (i) the allocation of the Commitment Premium and (ii) the Backstop Commitments of each of the Backstop Parties), except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed between or among the Parties will each continue in full force and effect to the extent applicable pursuant to the stated terms therein.

Section 10.4 Governing Law; Venue. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE CHOSEN STATE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Chosen Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement. The foregoing sentence shall not restrict the right of a Party to seek removal from state to federal Chosen Court, or seek a proceeding in federal district court to be referred to the bankruptcy Chosen Court.

Section 10.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement, and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart. Any facsimile or electronic signature shall be treated in all respects as having the same effect as having an original signature. Each Party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

Section 10.7 Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Credit Parties and the Requisite Backstop Parties; provided, that, in addition to the foregoing consents, (a) any Backstop Party’s prior written consent shall be required for any amendment that would, directly or indirectly, (i) modify such Backstop Party’s Backstop Commitment Percentage, (ii) increase the Purchase Price to be paid in respect of the Unsubscribed New 1.5 Lien Notes, or (iii) have a materially adverse and disproportionate effect on such Backstop Party; and (b) the prior written consent of each Backstop Party shall be required for any amendment that would, directly or indirectly, modify a Significant Term. Notwithstanding the foregoing, Schedule 2 shall be revised as necessary without requiring a written instrument signed by the Credit Parties and the Requisite Backstop Parties, to reflect conforming changes in the composition of the Backstop Parties and Backstop Commitment Percentages, as a result of Transfers permitted and consummated in compliance with the terms and conditions of this Agreement. The terms and conditions of this Agreement (other than the conditions set forth in Sections 7.1, 7.2 and 7.3 hereof, the waiver and amendment of which shall be governed solely by Article VII) may be waived or amended (A) by the Credit Parties only by a written instrument executed by the Credit Parties and (B) by the Requisite Backstop Parties only by a written instrument executed by the Requisite Backstop Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 10.8 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing any other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 10.10 Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits in connection with the breach or termination of this Agreement.

Section 10.11 No Reliance. No Backstop Party or any of its Related Parties shall have any duties or obligations to the other Backstop Parties or the Credit Parties in respect of this Agreement or the Transaction contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Backstop Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Backstop Parties or the Credit Parties, (b) no Backstop Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Backstop Party, (c) no Backstop Party or any of its Related Parties shall have any duty to the other Backstop Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Backstop Parties any information relating to the Credit Parties or any of their Subsidiaries that may have been communicated to or obtained by such Backstop Party or any of its Affiliates in any capacity, (d) no Backstop Party may rely, and confirms that it has not relied, on any due diligence investigation that any other Backstop Party or any Person acting on behalf of such other Backstop Party may have conducted with respect to the Credit Parties or any of their Affiliates or any of their respective securities, and (e) each Backstop Party acknowledges that no other Backstop Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed New 1.5 Lien Notes, Backstop Commitment Percentage of its Backstop Commitment.

Section 10.12 Publicity. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Credit Parties and the Backstop Parties shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon any such release) or otherwise making public announcements with respect to the Transaction contemplated by this Agreement as required in accordance with the terms of the Restructuring Support Agreement.

Section 10.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates or any of the respective Related Parties of such Party or of the Affiliates of such Party (in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of such Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any Claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.13 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any Claim under this Agreement or in connection with the Transaction contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

Section 10.14 Fiduciary Duties.

(a) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require any Credit Party or the General Partner or the board of directors, board of managers, partners, or similar governing body of any Credit Party or the General Partner, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Transaction to the extent that taking or failing to take such action based on advice from counsel would, in good faith, be inconsistent with its fiduciary obligations under applicable Law, and any resulting good faith action or inaction taken based on advice from counsel pursuant to this Section 10.14 shall not be deemed to constitute a breach of this Agreement; provided that each Backstop Party reserves its rights to challenge any exercise by any Credit Party of its respective fiduciary duties.

(b) Upon the full execution of this Agreement, in consideration, inter alia, of the commitment of capital, time, effort, and expense involved with the Backstop Commitment: The Commitment Premium shall be incurred and owed, but not immediately due and payable, by the Credit Parties to the Backstop Parties in the amount of 7.5% times $50 million (i.e., $3,750,000), allocated among such Backstop Parties pro rata. Pursuant to Section 3.1, the Commitment Premium will be paid in kind in New 1.5 Lien Notes upon the issuance of the same. However, if the Restructuring Support Agreement or this Agreement is breached by the Credit Parties or by the General Partner or if the New 1.5 Lien Notes are not issued by the date specified in Section 9.4(d) other than as a result of a material breach by the Backstop Parties, the Commitment Premium will accelerate and be immediately due and payable in full and in cash.

Section 10.15 Severability. In the event that any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto will be enforceable to the fullest extent permitted by law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

THE CREDIT PARTIES:

MARTIN MIDSTREAM PARTNERS L.P.

By: Martin Midstream GP LLC, its general partner

By:	/s/ Robert D. Bondurant
Name:	Robert D. Bondurant
Title:	Executive Vice President, Treasurer and Chief Financial Officer

MARTIN MIDSTREAM FINANCE CORP.

By:	/s/ Robert D. Bondurant
Name:	Robert D. Bondurant
Title:	Executive Vice President and Chief Financial Officer

MARTIN OPERATING GP LLC

By: Martin Midstream Partners L.P., its sole member

By: Martin Midstream GP LLC, its general partner

By:	/s/ Robert D. Bondurant
Name:	Robert D. Bondurant
Title:	Executive Vice President, Treasurer and Chief Financial Officer

[Signature Page to Backstop Agreement]

MARTIN OPERATING PARTNERSHIP L.P.

By: Martin Operating GP LLC, its general partner

By: Martin Midstream Partners L.P., its sole member

By: Martin Midstream GP LLC, its general partner

By:	/s/ Robert D. Bondurant
Name:	Robert D. Bondurant
Title:	Executive Vice President, Treasurer and Chief Financial Officer

MARTIN TRANSPORT, INC.

By:	/s/ Robert D. Bondurant
Name:	Robert D. Bondurant
Title:	Executive Vice President and Chief Financial Officer

REDBIRD GAS STORAGE LLC

By:	/s/ Robert D. Bondurant
Name:	Robert D. Bondurant
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Backstop Agreement]

[Signature pages of Backstop Parties on file with Credit Parties]

[Signature Page to Backstop Agreement]

SCHEDULE 1 – GUARANTORS

Subsidiary Guarantors of Senior Notes	Jurisdiction

Martin Operating GP LLC	Delaware

Martin Operating Partnership L.P.	Delaware

Redbird Gas Storage LLC	Delaware

Martin Transport, Inc.	Texas

SCHEDULE 2 – BACKSTOP COMMITMENTS

[Schedule 2 on file with Credit Parties]

SCHEDULE 3 – SENIOR NOTES CLAIMS

[Schedule 3 on file with Credit Parties]

SCHEDULE 4 – NOTICE ADDRESSES FOR BACKSTOP PARTIES

[Schedule 4 on file with Credit Parties]

SCHEDULE 5 – CONSENTS

None.

EXHIBIT A – FORM OF AKIN GUMP OPINIONS

Opinion of counsel for the Backstop Parties to be delivered pursuant to Section 7.1(c) of the Backstop Agreement.

1.

The Partnership is a limited partnership that is validly existing and in good standing under the laws of the State of Delaware, the jurisdiction of its formation. Finance Corp. is a corporation that is validly existing and in good standing under the laws of the State of Delaware, the jurisdiction of its formation. Each of Martin Operating GP LLC and Redbird Gas Storage LLC is a limited liability company that is validly existing and in good standing under the laws of the State of Delaware, the jurisdiction of each such company’s formation. Martin Operating Partnership L.P. is a limited partnership that is validly existing and in good standing under the laws of the State of Delaware, the jurisdiction of its formation. Martin Transport, Inc. is a corporation that is validly existing and in good standing under the laws of the State of Texas, the jurisdiction of its formation.

2.

Each of the Credit Parties has the limited partnership, limited liability company, or corporate, as the case may be, power and authority to execute, deliver and perform its obligations under the Indenture, the New 1.5 Lien Notes, the Collateral Documents and the Guarantees, in each case to the extent party thereto, and the Credit Parties each has the limited partnership, limited liability company, or corporate, as the case may be, power and authority to authorize, issue and sell the New 1.5 Lien Notes.

3.

The execution and delivery by each Credit Party of the [Transaction Documents][1] to which it is a party and the performance by each Credit Party of its respective obligations thereunder have been duly authorized by all necessary limited partnership, limited liability company, or corporate, as the case may be, action by each Credit Party. Each of the Indenture and the Collateral Documents has been duly and validly authorized, executed and delivered by each Credit Party that is a party to such Transaction Document.

4.

The New 1.5 Lien Notes have been duly and validly authorized and executed by the Issuers and, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Backstop Parties in accordance with the terms of the Backstop Agreement, will be valid and legally binding obligations of the Issuers, entitled to the benefits of the Indenture and enforceable against the Issuers in accordance with their respective terms under the [Included Laws] of the State of New York.

5.

The Indenture (including, with respect to the Guarantors, when the New 1.5 Lien Notes have been duly and validly authenticated in accordance with the terms of the Indenture and duly and validly paid for by and delivered to the Backstop Parties in accordance with the terms of the Backstop Agreement, the guarantee of the Guarantors in respect of the New 1.5 Lien Notes provided for in Article [     ] of the Indenture) constitutes the valid and legally binding obligation of the Credit Parties, enforceable against the Credit Parties in accordance with its terms under the [Included Laws] of the State of New York.

[1]	“Transaction Documents” to be defined to mean the Indenture, the New 1.5 Lien Notes, the Collateral Documents and the Guarantees.

6.

Each of the Collateral Documents constitutes the valid and legally binding obligation of the Credit Parties, enforceable against the Credit Parties in accordance with its terms under the [Included Laws] of the State of New York.

7.

The execution and delivery of the Transaction Documents by each of the Credit Parties party thereto does not, and the performance by each of the Credit Parties of its respective obligations under the Transaction Documents to which it is a party will not, (a) result in any violation of any law, statute, rule or regulation of or under any [Included Law] (including Regulations T, U and X of the Board of Governors of the Federal Reserve System), (b) result in any violation of the [Governing Documents] of the Credit Parties or (c) breach, or result in a default under, any [Reviewed Agreement].[2]

8.

Assuming that the Assumptions are correct, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (each a “Filing”) is required under any of the [Included Laws] for the due execution and delivery of the Transaction Documents by the Credit Parties party thereto and the performance by the Credit Parties of their respective obligations under the Transaction Documents to which they are a party, except for (a) Filings necessary in order to create, record or perfect, or maintain the perfection of, Liens in any property, (b) Filings necessary in connection with the exercise of remedies under the Transaction Documents, (c) routine Filings necessary in connection with the conduct of the business of the Credit Parties, (d) such other Filings as have been obtained or made and (e) Filings under Federal and state securities Laws as required by the Transaction Documents. “Assumptions” means, without independent investigation, (a) that the New 1.5 Lien Notes are sold to the Backstop Parties in accordance with the terms of and in the manner contemplated by, the Backstop Agreement and the Offering Memorandum, (b) the accuracy of the representations and warranties of the Credit Parties set forth in the Backstop Agreement and the matters certified in those certain certificates delivered on the date hereof, (c) the accuracy of the representations and warranties of the Backstop Parties set forth in the Backstop Agreement, (d) the due performance and compliance by the Credit Parties and the Backstop Parties of their respective covenants and agreements set forth in the Backstop Agreement and (e) the Backstop Parties’ compliance with the transfer procedures and restrictions described in the Offering Memorandum, it being expressly understood that we express no opinion in this paragraph [8] or these Assumptions as to any subsequent offer or resale of any of the New 1.5 Lien Notes.

9.

The Credit Parties are not, and after giving effect to the offering and sale of the New 1.5 Lien Notes contemplated by the Backstop Agreement and the application of the net proceeds from such sale as described in the Offering Memorandum, the Credit Parties will not be, required to register as an “investment company,” as such term is defined under the Investment Company Act of 1940, as amended.

[2]	“Reviewed Agreements” to be defined to mean the Credit Agreement and Indenture for the Existing Notes, each as amended up to the Closing Date.

10.

The [Pledge and] Security Agreement creates a legal, valid and enforceable security interest in favor of the Collateral Agent for the benefit of the [holders of the New 1.5 Lien Notes] and the other [Secured Parties] referred to in the [Pledge and] Security Agreement in the right, title and interest of each Credit Party in the [Collateral] owned by such Credit Party, as security for the [“Secured Obligations”] referred to in the [Pledge and] Security Agreement, under the Laws of the State of New York (the security interest so created under the [Pledge and] Security Agreement, with respect to each Credit Party, the [“Security Interest”]). As used in this letter, the term “Collateral” means, as to each Credit Party, the “Collateral” referred to in the Security Agreement in which a security interest may be created under Article 9 of the New York UCC.

11.

a.

Upon due filing for record by the Collateral Agent, its counsel or its representative of each [Delaware Financing Statement] naming a [DE Credit Party] as debtor in the appropriate records of (and the due acceptance thereof by) the [Delaware Filing Office] and the payment of all applicable filing fees, the Security Interest granted under the [Pledge and] Security Agreement by such [DE Credit Party] in the Delaware Personal Property Filing Collateral will constitute a perfected security interest. For purposes of this letter, “Delaware Personal Property Filing Collateral” means, with respect to any [DE Credit Party], the Collateral of such [DE Credit Party] in which a security interest may be perfected under Article 9 of the [Delaware UCC] by filing a financing statement with the [Delaware Filing Office].

b.

Upon due filing for record by the Collateral Agent, its counsel or its representative of each [Texas Financing Statement] naming the [TX Credit Party] as debtor in the appropriate records of (and the due acceptance thereof by) the [Texas Filing Office] and the payment of all applicable filing fees, the Security Interest granted under the [Pledge and] Security Agreement by the [TX Credit Party] in the Texas Personal Property Filing Collateral will constitute a perfected security interest. For purposes of this letter, “Texas Personal Property Filing Collateral” means, with respect to the [TX Credit Party], the Collateral of the [TX Credit Party] in which a security interest may be perfected under Article 9 of the [Texas UCC] by filing a financing statement with the [Texas Filing Office].

12.

Each [Mortgage] creates a legal, valid, and enforceable security interest [(collectively, the “Deed of Trust Security Interests”; and together with the [Security Agreement Security Interests], the [“Security Interests”])] in favor of the Trustee for the benefit of the Administrative Agent and the Secured Parties in the rights, titles, and interests of [the applicable Martin Party], as the case may be, in the [Mortgage] Collateral (as defined below), as security for the [“Secured Obligations”] referred to in such [Mortgage] being secured thereby.

13.

Each [Mortgage] is in appropriate form (i) for recordation in the appropriate real property records of each county in the State of Texas in which the [Mortgage] Properties (as defined in each [Mortgage]) (or any of them) are located (the “Relevant Counties”), as a lien on the portion of the [Mortgage] Properties under the [Mortgage] located in the Relevant Counties that constitutes real property (including fixtures and as-extracted collateral, to the extent they constitute real property; all such [Mortgage] Properties that constitute real property being the “Real Property Collateral”) and (ii) for filing as a fixture filing with respect to any Fixtures (as defined below) and a filing covering as-extracted col-lateral with respect to any [As-Extracted Collateral] (as defined below) under the Texas UCC with respect to [the applicable Martin Party], as the case may be.

14.

Each [Mortgage] creates a valid lien, in favor of the Trustee for the benefit of the Administrative Agent and the Secured Parties, on the Real Property Collateral described therein under the Laws of the State of Texas.

15.	Upon the filing of each [Mortgage] in the appropriate real property records of the Relevant Counties, the liens on the Real Property Collateral described therein will be perfected.

16.

Each [Mortgage] is in appropriate form to be effective, from the date of the proper recording thereof by the Administrative Agent, its counsel, or its representative, in the appropriate real property records of the Relevant Counties, as (a) a financing statement filed as a fixture filing with respect to goods that are or are to be-come fixtures (as defined in the Texas UCC) physically located in the State of Texas and related to the Real Property Collateral (the “Fixtures”), and (b) a financing statement covering as-extracted collateral (as defined in the Texas UCC) from wellheads or mineheads physically located in the State of Texas and related to the Real Property Collateral described therein (the “As-Extracted Collateral”), and upon such proper recording, the Security Interest granted by such [Mortgage] in the portion of the [Mortgage] Collateral constituting Fixtures and in the portion of the [Mortgage] Collateral constituting As-Extracted Col-lateral will be perfected.

17.

The recordings of the Deeds of Trust in the appropriate real property records of the Relevant Counties are the only recordings or filings necessary to perfect the liens and security interests granted by, as the case may be, pursuant to the Deeds of Trust on the Real Property Collateral, the Fixtures, and the As-Extracted Collateral.

18.

No state or local recording tax, stamp tax, or other similar fee, tax, or governmental charge determined by the amount of the indebtedness or the value of the [Mortgage] Properties constituting Real Property Collateral covered by any [Mortgage] is required to be paid under any Included Laws in connection with the execution, delivery, and filing of the Deeds of Trust as described in paragraphs [        ].

19.

Each [Mortgage] contains terms and provisions necessary to enable the Trustee (after a material default of a material provision thereunder) to exercise its non-judicial power of sale remedy upon the [Mortgage] Properties constituting Real Property Collateral described therein.

20.

The foreclosure of any [Mortgage] with respect to the [Mortgage] Properties (as defined in each such [Mortgage]) constituting Real Property Collateral, the exercise of the power of sale with respect thereto, or exercise of any other remedy provided in such [Mortgage] with respect thereto will not in any manner restrict, affect, or impair the liability of [the applicable Martin Party], as the case may be, with respect to the “Secured Obligations” (as defined in each such [Mortgage]), to the extent any deficiency remains unpaid after application of the proceeds of the foreclosure of such [Mortgage] or exercise of such power of sale or as a result of the exercise of any other remedy with respect to such [Mortgage] Properties.